UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Delcath Systems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Wednesday, May 23, 2012, at 10:00 a.m., local time, at The Michelangelo Hotel, 152 West 51st Street, New York, New York for the following purposes:

1.	To vote on the election of Laura A. Philips, Roger G. Stoll and Gabriel Leung as Class III directors, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified.

2.	To cast a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”).

3.	To adopt an amendment to Delcath’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 80,000,000 shares to 180,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, from 70,000,000 shares to 170,000,000 shares.

4.	To adopt an amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 2,300,000 shares, from 4,200,000 to 6,500,000 shares of Delcath common stock.

5.	To ratify the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on Monday, April 16, 2012 as the record date for the Annual Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

New York, New York	Eamonn P. Hobbs
April 27, 2012	President and Chief Executive Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

i

ii

810 Seventh Avenue, 35th Floor

New York, New York 10019

PROXY STATEMENT

For the 2012 Annual Meeting of Stockholders to be held on May 23, 2012

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”) to be voted at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2012 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”), were first mailed on or about April 27, 2012, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on Wednesday, May 23, 2012.

A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at: https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.	At the Annual Meeting, stockholders will consider and vote on the following proposals:

•    the election of Laura A. Philips, Roger G. Stoll and Gabriel Leung as Class III directors, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified (Proposal 1);

• a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”) (Proposal 2);

•    the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 80,000,000 shares to 180,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, from 70,000,000 shares to 170,000,000 shares (Proposal 3);

•    the adoption of an amendment to the Company’s 2009 Stock Incentive Plan to increase the total number of shares of our common stock reserved for issuance under the plan by 2,300,000 shares, from 4,200,000 to 6,500,000 shares of our common stock (Proposal 4);

•    the ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 5); and

• such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders entitled to vote.	Stockholders of record at the close of business on Monday, April 16, 2012 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date, there were 49,830,566 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.	You may vote your shares in person or by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•    completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

• attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our outstanding shares of common stock present in person or by proxy and entitled to be voted at the Annual Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Non-Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals.

• Non-routine proposals. Proposal 1 (election of directors), Proposal 2 (“say-on-pay”) and Proposal 4 (amendment to 2009 Stock Incentive Plan) are non-routine proposals.

•    Routine proposals. Proposal 3 (amendment to Amended and Restated Certificate of Incorporation) and Proposal 5 (ratification of the appointment of our independent registered public accounting firm) are routine proposals.

Vote Required; Treatment of Abstentions and Broker Non-Votes.	Proposal 1, the election of Class III directors—the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.
Proposal 2, a non-binding, advisory resolution on the compensation of our named executive officers (“say-on-pay”)—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval of the advisory resolution.

Proposal 3, the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 80,000,000 shares to 180,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, from 70,000,000 shares to 170,000,000 shares—an affirmative vote of a majority of our outstanding shares of common stock. Accordingly, shares which abstain from voting will have the effect of a vote against the proposed amendment.

Proposal 4, the adoption of an amendment to the Company’s 2009 Stock Incentive Plan to increase the total number of shares of our common stock reserved for issuance under the plan by 2,300,000 shares, from 4,200,000 to 6,500,000 shares of our common stock—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Proposal 5, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Voting of Proxies.	Our Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to a particular Proposal or Proposals to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to that particular Proposal or those Proposals as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.	Stockholders of Record. You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•    giving our Corporate Secretary a written notice of revocation before (addressed to Gregory J. Champion, Esq., Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019) or at the meeting; or

• delivering a properly executed, later dated proxy card; or

• attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names which are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 10, 2012, held by: (i) each of our directors and nominees for director; (ii) each of our named executive officers in the Summary Compensation Table; and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percent
Eamonn P. Hobbs(2)	1,130,000	2.2%
David A. McDonald(3)	291,706	*
Agustin V. Gago(4)	290,277	*
Peter J. Graham(5)	61,000	*
Krishna Kandarpa, M.D., Ph.D.(6)	284,000	*
Harold S. Koplewicz, M.D.(7)	281,854	*
Robert B. Ladd, MBA, CFA(8)	668,148	1.3%
Laura A. Philips, Ph.D., MBA(9)	227,854	*
Roger G. Stoll, Ph.D.(10)	201,854	*
Graham Miao	34,000	*
Douglas G. Watson(11)	28,035	*
Gabriel Leung(12)	13,349	*

All directors and executive officers as a group (16 people)(13):	3,744,126	7.2%

*	Less than 1%
(1)	Except as indicated in these footnotes, the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person as of April 10, 2012 includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of April 10, 2012 upon the exercise of stock options. For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the 49,760,661 shares of common stock outstanding on April 10, 2012 plus the number of shares of common stock that such person or group has the right to acquire within 60 days of April 10, 2012.
(2)	Includes 975,000 shares of common stock which Mr. Hobbs has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(3)	Includes 260,000 shares of common stock which Mr. McDonald has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012, and 16,206 shares of common stock pledged as security.
(4)	Includes 209,333 shares of common stock which Mr. Gago has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(5)	Includes 46,000 shares of common stock which Mr. Graham has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(6)	Includes 125,000 shares of common stock which Dr. Kandarpa has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(7)	Includes 200,000 shares of common stock which Dr. Koplewicz has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(8)	Includes 631,294 shares of common stock owned of record by Laddcap Value Partners, L.P. (“Laddcap”) with respect to which Mr. Ladd disclaims beneficial ownership Mr. Ladd is the managing member of Laddcap Value Advisors LLC, which is the investment advisor of Laddcap. Mr. Ladd also serves as managing member of Laddcap Value Associates LLC, which is the general partner of Laddcap.

(9)	Includes 12,000 shares of common stock owned of record by Dr. Philips’ spouse with respect to which Dr. Philips disclaims beneficial ownership, 20,000 shares of common stock jointly owned by Dr. Philips and her spouse, and 150,000 shares of common stock which Dr. Philips has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(10)	Includes 150,000 shares of common stock which Mr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(11)	Includes 16,666 shares of common stock which Mr. Watson has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(12)	Includes 5,002 shares of common stock which Mr. Leung has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.
(13)	Includes 2,322,500 shares of common stock which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2012.

CORPORATE GOVERNANCE

Board of Directors. The Board of Directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, and other key executives and by reading the reports and other materials that management sends them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that a majority of our incumbent directors, namely, Harold S. Koplewicz, M.D., Robert B. Ladd, Gabriel Leung, Laura A. Philips, Roger G. Stoll and Douglas G. Watson are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met nine times in 2011 (including regularly scheduled and special meetings). During 2011, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served). It is Delcath’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended our 2011 Annual Meeting.

Board Leadership Structure. Our current leadership structure is comprised of an independent director serving as Chairman of the Board (Dr. Koplewicz), a Delcath employee serving as Chief Executive Officer and President (Mr. Hobbs) and strong, active independent directors serving on our Board committees. We believe that this structure is appropriate for Delcath because it allows one person, our CEO and President, to concentrate on Delcath’s day-to-day operations and to speak for and lead Delcath, while providing for effective oversight by an independent Chairman and Board. The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board Meetings. For a company like Delcath, that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our CEO and President is in the best position to lead our management team and to respond to the current pressures and needs of a company at the stage of growth and development of Delcath. Our Chairman, on the other hand, is in the best position to focus the Board’s attention on the broader issues of corporate governance. We believe that splitting the roles of Chairman and CEO (and President) minimizes any potential conflicts that may result from combining the roles of CEO and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees. Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and monitoring of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function and, if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Risk Assessment of Compensation Programs. Our Compensation and Stock Option Committee considered whether our compensation programs encourage excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking, motivate imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company.

Director Continuing Education. Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Delcath operates and to which it is subject.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of our outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of our outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by our outside auditors;

•	the review of the adequacy and effectiveness of our accounting and internal controls over financial reporting; and

•	the review and discussion with management and with our outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission.

The current members of the Audit Committee are: Laura A. Philips (Chair), Douglas G. Watson, Robert B. Ladd and Gabriel Leung, each of whom is “independent” within the meaning of the NASDAQ listing rules and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules. The Board has determined that Laura Philips, Douglas G. Watson, Gabriel Leung and Robert Ladd each qualify as an “audit committee financial expert” as defined in the rules of Securities and Exchange Commission. During 2011, the Audit Committee met seven times. The Audit Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Compensation and Stock Option Committee. The Compensation and Stock Option Committee, or “Compensation Committee,” assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of Delcath’s directors, executive officers, and other key employees and consultants. As further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee establishes our overall compensation philosophy and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages. The Compensation Committee also administers certain of our employee benefit plans, including its equity incentive plans.

The current members of the Compensation and Stock Option Committee are Roger G. Stoll (Chair), Robert B. Ladd and Gabriel Leung, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2011, the Compensation and Stock Option Committee met 13 times. The Compensation and Stock Option Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or “Nominating Committee,” is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The

Nominating Committee also recommends the directors to be selected for membership on each Board committee. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating and Corporate Governance Committee are Douglas G. Watson (Chair), Laura A. Philips and Roger G. Stoll, each of whom is “independent,” within the meaning of the NASDAQ listing rules. During 2011, the Nominating and Corporate Governance Committee met seven times. The Nominating and Corporate Governance Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

The Nominating Committee, with the assistance of a third-party search firm when it deems necessary, identifies candidates for director nominees. In considering candidates for the Board, the Nominating Committee considers each candidate’s credentials as a whole, including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Nominating and Corporate Governance Committee at Delcath’s principal office, 810 Seventh Avenue, 35th Floor, New York, New York 10019. If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide Delcath with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in Delcath’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For the 2013 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating and Corporate Governance Committee. One or more members of the Nominating and Corporate Governance Committee may contact the proposed candidate to request additional information.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019. All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. During 2011, Roger G. Stoll (Chair), Robert B. Ladd and Gabriel Leung served as members of our Compensation and Stock Option Committee. None of the members of the Compensation and Stock Option Committee is a current or former officer or employee of

Delcath, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2011, none of Delcath’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or our Board of Directors.

Transactions with Related Persons. We have adopted a written policy for the review and approval or ratification of transactions between Delcath and Related Parties. Under the policy, our Nominating and Corporate Governance Committee will review the material facts of proposed transactions involving Delcath in which a Related Party will have a direct or indirect material interest. The Nominating and Corporate Governance Committee will either approve or disapprove Delcath’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Nominating and Corporate Governance Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Nominating and Corporate Governance Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the Policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by Delcath, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the Common Stock, or immediate family member of any of such persons.

No related person transactions occurred during 2011.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors divided into three approximately equal classes. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. At the Annual Meeting, three Class III directors will be elected to the Board. Laura A. Philips, Roger G. Stoll and Gabriel Leung are currently serving as Class III directors, and each has been nominated for re-election to the Board, by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF LAURA A. PHILIPS, ROGER G. STOLL AND GABRIEL LEUNG AS DIRECTORS.

Information About Directors and Director Nominees. The following table sets forth certain information about our directors standing for re-election and about our directors whose terms will continue after the Annual Meeting.

Name	Age	Position(s) with Delcath	Director Since
Nominees to serve as Class III Directors for terms expiring at the 2015 Annual Meeting
Laura A. Philips	54	Director	2007
Roger G. Stoll	69	Director	2008
Gabriel Leung	50	Director	2011	(1)

Class I Directors—Terms expiring at the 2013 Annual Meeting
Harold S. Koplewicz	59	Chairman of the Board	2006
Robert B. Ladd	53	Director	2006

Class II Directors—Terms expiring at the 2014 Annual Meeting
Eamonn P. Hobbs	53	President, Chief Executive Officer and Director	2008
Douglas G. Watson	67	Director	2010	(2)

(1)	Mr. Leung’s term as a director commenced March 30, 2011 to fill the vacancy on our Board created by an increase in the size of the Board of Directors.
(2)	Mr. Watson’s term as a director commenced July 12, 2010 to fill the vacancy on our Board created by the resignation of Richard L. Taney.

Board Nominees—Class III Directors.

Laura A. Philips, Ph.D., MBA was appointed as a director in May 2007. Dr. Philips currently serves on the Boards of Directors of: Wellgen, Inc., where she serves on the audit committee; Boyce Thompson Research Institute, where she serves as vice chair, chairs the audit committee, and serves on the investment committees; and Americans for UNFPA where she is Treasurer, chairs the finance committee and serves on the executive committee. Wellgen Inc. is a privately held company developing nutraceutical products for health and wellness. Ms. Philips is also Chair Emeritus of the Board of Planned Parenthood of New York City. She served on the Board of Directors of China Yongxin Pharmaceuticals Inc., from March 2010-March 2011, where she served on the compensation committee and the audit committee. Dr. Philips is currently a consultant for early stage companies. From 2003 to 2006, she was Chief Operating Officer and Acting Chief Financial Officer of NexGenix Pharmaceuticals. Prior to that, she was Vice President, Program Management for the AMDeC Foundation. Dr. Philips worked at Corning Incorporated from 1997 to 2002, where she held several executive level positions including Program Director of the Fuel Cells Division and Director of Product Development for the Materials Division. From 1994 to 1996, Dr. Philips held various government positions in Washington, D.C., most recently in a Presidential appointment as Senior Policy Advisor to Secretary of Commerce Ronald Brown. Dr. Philips was on the faculty of Cornell University in the Department of Chemistry from 1987 to 1994 and was an NIH Post-Doctoral Fellow at the University of Chicago. She received a B.A. in Chemistry from Williams College, a Ph.D. in Physical Chemistry from the University of California Berkeley and an MBA with Distinction from Cornell University’s Johnson School of Management. Dr. Philips’ scientific and business knowledge and financial aptitude contribute to full discussion and evaluation by the Board of its objectives and alternatives. Dr. Philips currently serves on several other boards. The Nominating and Corporate Governance Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr. Philips should be a nominee for director of Delcath.

Roger G. Stoll, Ph.D. was appointed as a director in December 2008. From 2002 to 2008, he served as Chief Executive Officer and President of Cortex Pharmaceuticals, Inc. (CORX:OTCBB), where he was appointed Executive Chairman in August 2008. From 2001 to 2002, he was a consultant to several east coast venture capital firms and startup ventures. From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthesia pharmaceuticals and related operating room equipment and devices. He also served on the boards of directors of St. Jude Medical and the BOC Group, plc. From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for the worldwide Diagnostic Business Group. Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division. He began his pharmaceutical career at the Upjohn Company in 1972. Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut, and was a post-doctoral fellow for two years at the University of Michigan. Dr. Stoll also serves on the board of directors of Chelsea Therapeutics and School of Pharmacy Advisory Board of the University of Connecticut. Dr. Stoll currently serves on the Board of Directors of Chelsea Therapeutics International, Ltd. (CHTP: Nasdaq), and is a member of that Board’s audit and compensation committees, his service commenced in 2008. The Nominating and Corporate Governance Committee considered Dr. Stoll’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should be a nominee for director of Delcath.

Gabriel Leung was appointed a director in March 2011. Mr. Leung is a 25+ year veteran of the pharmaceutical and biotechnology industry. Mr. Leung is currently Vice Chairman of Novocure, Ltd., a medical device company pioneering the fourth modality of cancer treatment. Mr. Leung served as President of the Oncology Unit of OSI Pharmaceuticals Inc., from 2005 until mid-2009, and then as President, Pharmaceutical Business, overseeing the oncology and diabetes businesses until its acquisition in 2010; and, prior to his appointment as President, (OSI) Oncology, as its Executive Vice President and President, Oncology Business beginning in 2003. Prior to joining OSI Pharmaceuticals, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation where he was employed from February 1999 to April 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin where he earned his B.S. degree with High Honors. He attended graduate school at the University of Wisconsin-Madison where he earned his M.S. degree in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative chaired by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of eliminating cancer as a major public health concern in the United States. Mr. Leung is also a member of the CEO Roundtable on Cancer, under which he serves as Vice-Chair of its Life Sciences Consortium. In January 2007, Mr. Leung was appointed by the directors of the National Cancer Institute as a member of the NCI Clinical Trial Advisory Committee. Mr. Leung is currently a member of the board of directors of Albany Molecular Research Inc. (AMRI: Nasdaq), and serves on its audit committee and research and development committee. The Nominating and Corporate Governance Committee considered Mr. Leung’s commercial achievements in the pharmaceutical and oncology sectors and executive-level management experience in the pharmaceutical industry and his medical expertise in determining that Mr. Leung should be a nominee for director of Delcath.

Continuing Directors.

Class I Directors—Terms Expiring at the 2013 Annual Meeting

Harold S. Koplewicz, M.D. was appointed a director in September 2006 and was appointed Chairman of the Board in February 2007. He is one of the nation’s leading child and adolescent psychiatrists, honored by the American Psychiatric Association, the American Society for Adolescent Psychiatry, and the American Academy of Child & Adolescent Psychiatry. In November 2009, he founded and became the President of the Child Mind Institute, the nation’s only independent nonprofit dedicated to transforming mental health care for the world’s children. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he was the third person to hold this position since the institution’s founding in 1952. He completed his tenure at NKI in January 2011. In 2007, Dr. Koplewicz became the first Vice Dean of External Affairs at the NYU Langone Medical Center. In the first year of his tenure, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIMH Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been the Editor-in-Chief of the Journal of Child and Adolescent Psychopharmacology. He has also served as a member of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health. The Nominating and Corporate Governance Committee considered Dr. Koplewicz’s experience and qualifications, in addition to his leadership skills and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should serve as a director of Delcath.

Robert B. Ladd was appointed a director in October 2006. Since February 2011, Mr. Ladd has served as President and Chief Executive Officer of MGT Capital Investments, a publicly traded holding company with interests in medical imaging technology. Since 2003, Mr. Ladd has also served as the founder and managing member of Laddcap Value Associates LLC, the general partner of Laddcap Value Partners LP, an investment management company. From 1988 to November 2002, Mr. Ladd served as a Managing Director of Neuberger Berman, an investment management company, where his responsibilities included serving as a portfolio manager for various high net worth clients and as a securities analyst. Mr. Ladd graduated from the University of Pennsylvania’s Wharton School with a B.S. in Economics in 1980. He received his MBA from Northwestern University’s Kellogg School of Management in 1983. Mr. Ladd has also earned a CFA designation.

Mr. Robert Ladd served on the Board of Directors of InFocus Corp. from 2007 to 2009, a former public company, and currently serves on the Board of Directors of MGT Capital Investments, Inc. (MGT: NYSE Amex). The Nominating and Corporate Governance Committee considered Mr. Ladd’s experience and qualifications, in addition to his financial acumen and insights to the Board gained from his broad financial experience, as well as the overall composition of the Board, in making the determination that Mr. Ladd should serve as a director of Delcath.

Class II Directors—Terms Expiring at the 2014 Annual Meeting

Eamonn P. Hobbs was appointed President and Chief Executive Officer of Delcath in July 2009 and has been a director of Delcath since October 2008. He has over 30 years of experience in the interventional radiology, interventional cardiology and gastroenterology medical device industries. From 1988 until 2009, Mr. Hobbs was Co-founder, President and Chief Executive Officer of AngioDynamics, Inc. In 2004, AngioDynamics was spun off from E-Z-EM, Inc., a healthcare company focused on diagnostic technologies, where Mr. Hobbs served as Senior Vice-President since 1988. Before his involvement with these companies, Mr. Hobbs was the Director of Marketing and Product Development at North American Instrument Corporation (NAMIC), a medical device company later acquired by Boston Scientific. He was the Founder, President and Chief Executive Officer of Hobbs Medical, Inc., a private entity specializing in the design and development of diagnostic and therapeutic accessories for the gastrointestinal and pulmonary markets, and a Product Development Engineer at Cook Incorporated, a leading manufacturer of interventional radiology, interventional cardiology and gastroenterology medical devices. He received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts, Lowell in 1980. In addition, from 2001 to 2006, Mr. Hobbs served as the only industry member of the strategic planning committee of the Society of Interventional Radiology, was elected to and served from 2002 to 2008 on the Board of Directors of the Society of Interventional Radiology Foundation (SIRF) and was awarded an honorary Fellowship in the Society of Interventional Radiology in 2006. Mr. Hobbs is currently Chairman of the Medical Device Manufacturers Association (MDMA) a trade organization representing the medical device industry. From 2008 to 2010 Mr. Hobbs served on the Board of Sentinelle Medical Inc., a Toronto based private company specializing in MR Imaging Coils and interventional products. In 2010, Sentinelle Medical was acquired by Hologic Incorporated. Mr. Hobbs currently serves on the Board of Directors of Antares Pharma Co. (AIS: NYSE Amex), and is a member of that Board’s audit committee, his service commenced in August 2009. Mr. Hobbs also served on the Board of Directors of AngioDynamics, Inc. (ANGO: Nasdaq) from 1988 to 2009. In 2009, Mr. Hobbs also joined the Board of Directors of Cappella Cardiovascular Innovations, Inc and was elected Chairman of the Board in 2010. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his public company and medical device experience, together with his knowledge of drug/device combination products and marketing, as well as the overall composition of the Board, in making the determination that Mr. Hobbs should serve as a director of Delcath.

Douglas G. Watson was appointed as a director in July 2010. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of OraSure Technologies, Inc. (OSUR: Nasdaq), BioMimetic Therapeutics, Inc. (BMTI: Nasdaq), and Dendreon Corporation (DNDN: Nasdaq) and previously served on the Boards of Engelhard Corporation (a former public company), Genta Inc. (GNTA: OTCBB) and Javelin Pharmaceuticals Inc. (a former public company). The Nominating and Corporate Governance Committee considered Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies in determining that Mr. Watson should serve as a director of Delcath.

Director Compensation—2011. The following table sets forth the compensation awarded to, earned by or paid to each director who served on our Board of Directors in 2011, other than Eamonn P. Hobbs, our Chief Executive Officer and President. Details of Mr. Hobbs’ compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)(3)	Options Awards(2)(3)	Total
Pamela R. Contag, Ph.D.(4)	$20,615	$—	$—	$20,615
Harold S. Koplewicz, M.D.	66,000	49,999	—	115,999
Robert B. Ladd, MBA, CFA	66,500	49,999	—	116,499
Laura A. Philips, Ph.D., MBA	78,500	49,999	—	128,499
Roger G. Stoll, Ph.D.	73,000	49,999	—	122,999
Gabriel Leung	44,500	49,999	75,021	169,520
Douglas G. Watson	72,500	49,999	—	122,499

(1)	Represents the grant date fair value of each director’s restricted stock awards granted in 2011, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718. Each director was granted 8,347 shares of restricted stock at $5.99, the closing price of Delcath’s common stock on May 26, 2011. Subject to continued service as a director, the restricted stock vests one year from grant. During the vesting period, directors have all of the rights of a stockholder with respect to the restricted stock, including the right to vote such shares and to receive dividends thereon. Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.
(2)	Represents the grant date fair value for option awards granted during the fiscal year ended December 31, 2011, computed in accordance with FASB ASC Topic 718. Mr. Leung was granted an option to purchase 15,006 shares of common stock at $7.36, the closing price of our common stock on March 30, 2011. The methodology and assumptions used to calculate the grant date fair value are described in Note 3, “Stockholders’ Equity” of our Form 10-K.
(3)	We caution that the amounts reported for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on Delcath’s stock price and the director’s service on our Board.
(4)	Dr. Contag’s term expired at the 2011 Annual Meeting and she did not stand for re-election.

The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairmanships, and committee members. In order to determine the Board of Directors compensation framework for 2011, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, derived from a peer group of 14 public companies developed by Pearl Meyer & Partners, LLC (“PM&P”), our independent compensation consultant. This peer group was also utilized in the executive competitive analysis used to determine pay decisions for 2011.

The following table summarizes the Board of Directors compensation framework in 2011:

	Chairperson Retainer	Member Retainer	Fee per Meeting (in person)	Fee per Meeting (via telephone)
Board of Directors	$13,750 per quarter	$7,500 per quarter	$1,000	$500
Audit Committee	$ 4,000 per quarter	—	$1,500	$1,500
Compensation Committee	$ 3,000 per quarter	—	$1,000	$1,000
Nominating and Corporate Governance Committee	$ 3,000 per quarter	—	$1,000	$1,000

In addition, on the date of each annual meeting of stockholders, non-employee directors will be granted shares of restricted stock having a grant date fair value of $50,000 and vest one year from grant. Newly appointed non-employee directors will be granted options to purchase shares of our common stock having a grant date fair value of $75,000, that vest ratably over three years from grant. The shares of restricted stock and options will be granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board.

Effective for 2012, our Board Chair will receive a cash retainer of $16,250 per quarter instead of $13,750 and will receive $2,000 for each Board meeting attended in person instead of $1,000. In addition, on the date of each annual meeting of stockholders, our Board Chair will be granted shares of restricted stock having a grant date fair value of $75,000 instead of $50,000.

Our non-employee directors are also covered by Delcath’s directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require Delcath to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, Delcath’s amended and restated certificate of incorporation and amended and restated bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Delcath for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information concerning the current executive officers of Delcath.

Name	Age	Office Currently Held
Eamonn P. Hobbs(1)	53	President and Chief Executive Officer
Agustin V. Gago	52	Executive Vice President, Global Sales
Peter J. Graham	45	Executive Vice President, General Counsel and Global Human Resources
Krishna Kandarpa, M.D., Ph.D.	61	Executive Vice President, Research and Development and Chief Medical Officer
Harold Mapes	52	Executive Vice President, Global Operations
David A. McDonald	51	Executive Vice President, Business Development
Graham G. Miao	47	Executive Vice President, Chief Financial Officer
John Purpura	50	Executive Vice President, Regulatory Affairs and Quality Assurance
Jennifer Simpson	43	Executive Vice President, Global Marketing
Barbra C. Keck	34	Vice President, Controller

(1)	Information about Mr. Hobbs is provided under the heading “Information about Directors and Director Nominees—Continuing Directors—Class II Directors—Terms Expiring at the 2014 Annual Meeting.”

The following is a brief description of the business experience of the following officers:

Agustin V. Gago joined Delcath in November 2009 and has been Executive Vice President, Global Sales since March 2011. From November 2009 until March 2011 he served as Executive Vice President, Global Sales and Marketing. Prior to joining Delcath, he was Vice President for International Oncology Surgery Sales at AngioDynamics, Inc., since 2008. From 2002 to 2008, he was Vice President for the Global GI Business Unit at E-Z-EM, Inc., and from 1998 to 2002 he was Vice President of International Operations at E-Z-EM, Inc. Mr. Gago earned his B.S. in Business Management at Hofstra University and diplomas in International and Export Practices at universities overseas.

Peter J. Graham joined Delcath in April 2010 and has been Executive Vice President, General Counsel and Global Human Resources since May 2011. From April 2010 until May 2011, he served as Executive Vice President, General Counsel. Prior to joining Delcath, he was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc. from April 2008 to April 2010. Prior to 2008, Mr. Graham spent 11 years at E-Z-EM, Inc. holding various senior level management positions including Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 to 2008 and Vice President, General Counsel and Secretary from 2001 until 2005. From 1997 until 2004 Mr. Graham also served as General Counsel and Secretary for AngioDynamics, Inc. then a wholly owned subsidiary of E-Z-EM, Inc. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law and his B.A. at the University of Wisconsin-Madison.

Krishna Kandarpa, M.D., Ph.D. joined Delcath as Executive Vice President, Research and Development and Chief Medical Officer in October 2009. Prior to joining Delcath, from 2002 to 2009, he was a tenured Professor and former Chair of the Department of Radiology at the University of Massachusetts Medical School (UMMS) and Radiologist-in-Chief at the University of Massachusetts Memorial Medical Center. Before joining the University of Massachusetts in 2002, he was at the Weill Medical College of Cornell University, where he was a Professor of Radiology and Chief of Service and Director of the Division of Cardiovascular & Interventional Radiology at The New York Presbyterian Hospital (Cornell). He was also a faculty member at the Harvard-Massachusetts Institute of Technology, Division of Health Sciences and Technology from 1987 to 1998. Before deciding to attend medical school at the University of Miami, Dr. Kandarpa was a Research and Development Engineer at Duracell International Laboratory for Physical Science. He earned a Ph.D. in

Engineering Science & Mechanics from Penn State University and a B.S. in Aerospace & Mechanical Engineering from Washington University (St. Louis). Dr. Kandarpa is past-President (1997-2001) and past-Chair (2001-2002) of the Cardiovascular & Interventional Radiology Research and Education Foundation (CIRREF) of the Society of Interventional Radiology (SIR). He completed his final term on the Board of Directors of the Academy of Radiology Research in 2007. Dr. Kandarpa has authored over 50 original peer-reviewed scientific publications, including book chapters and solicited review articles, and is the author/editor of several specialized books, including The Handbook of Interventional Radiologic Procedures, and a textbook entitled Peripheral Vascular Interventions (2008). Dr. Kandarpa is listed in America’s Top Doctors.

Harold Mapes joined Delcath in May 2011 as Executive Vice President, Global Operations. Prior to joining Delcath, Mr. Mapes was Senior Vice President of Operations at AngioDynamics, Inc., where Mr. Mapes was responsible for global sourcing, inventory, engineering, production, distribution, and operations across four sites employing 300 workers. In his 18 years at AngioDynamics, he also held the positions of Vice President Operations, Director of Operations and Manufacturing Engineering, and Product Development Project Manager. In those roles, he coordinated the strategic corporate planning function, reduced manufacturing costs through implementation of lean manufacturing methods, and improved production performance by focusing on continuous improvement and compliance. Mr. Mapes has also held leadership positions in Operations at Mallinckrodt Medical, Inc. (now Merit Medical), National-Standard Co., and IBM’s Federal Systems Division. Mr. Mapes earned a BS in Mechanical Engineering from Trine University, Angola, Ind., and an MBA from the State University of New York at Albany.

David A. McDonald has been Executive Vice President, Business Development since September 2011. Mr. McDonald previously served as Delcath’s Chief Financial Officer from September 2009 to September 2011. He was formerly the Senior Vice President of Business Development at AngioDynamics, Inc., where he led the company’s business development activities. Mr. McDonald founded Minneapolis-based Cornerstone Healthcare Advisors LLC in April 2005, which he led until joining AngioDynamics in July 2008. At Cornerstone he provided advisory and consulting services to emerging medical technology companies and their financial sponsors. Prior to 2005, Mr. McDonald was a Managing Director and leader of Medical Technology Investment Banking at RBC Capital Markets. Before his involvement with these companies, Mr. McDonald was a Senior Vice President and Equity Portfolio Manager at Investment Advisers, Inc. as well as a research analyst covering the healthcare industry for more than a dozen years. He received a Bachelor of Arts Degree in Economics from St. Olaf College in Northfield, Minnesota in 1982.

Graham G. Miao joined Delcath as Executive Vice President and Chief Financial Officer in September 2011. He served most recently as Chief of Staff, Global CFO Organization and member of the Financial Leadership Team at Dun & Bradstreet Corporation since 2009 where he worked with CFO and senior management team to drive corporate strategic initiatives and Board deliverables. Previously, Mr. Miao was Executive Vice President & CFO of Pagoda Pharmaceuticals, a Shanghai-based specialty pharmaceuticals and medical device company. Prior to joining Pagoda, Mr. Miao was Vice President of Strategic Planning & Financial Analysis at Symrise Inc., a German supplier of flavoring and fragrance products. In this role Mr. Miao served as division-CFO responsible for driving profitable growth of a $700 million business line. Mr. Miao was also Senior Director for Global Primary Care and Global Medical Affairs at Schering-Plough Corporation, serving as the division-CFO for the company’s $3 billion primary care pharmaceuticals franchise. Prior to his time at Schering-Plough, Mr. Miao was at Pharmacia Corporation, serving as Director-Head of Finance for Pharmacia’s $1.3 billion Global Oncology franchise where he led finance teams across marketing, sales, medical affairs, business development, and mergers & acquisitions. Earlier in his career, Mr. Miao worked as a biotechnology analyst at J.P. Morgan and Company. Mr. Miao earned an M.B.A. in finance and a Ph.D. in biological sciences from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biochemistry from Fudan University in Shanghai, China.

John Purpura joined Delcath as Executive Vice President, Regulatory Affairs and Quality Assurance in November 2009. Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive

Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009. Prior to E-Z-EM, Inc., Mr. Purpura had an 11 year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007. From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing. He earned his MS in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Jennifer Simpson joined Delcath as Executive Vice President, Global Marketing in March of 2012. From 2011 to 2012, Ms. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly- owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of the late stage assets. From 2009 to 2011, Ms. Simpson served as the Vice President, Product Champion and from 2008 to 2009 as the Associate Vice President, Product Champion for ImClone’s product Ramucirumab. From 2006 to 2008, Ms. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Earlier in her Career, Ms. Simpson spent over a decade as a hematology/oncology-nurse practitioner and educator. Ms. Simpson earned a Ph.D. in Epidemiology from the University of Pittsburgh, an M.S. in Nursing from the University of Rochester, and a B.S. in Nursing from the State University of New York at Buffalo.

Barbra C. Keck joined Delcath as Controller in January 2009 and was promoted to Vice President in October 2009. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her MBA in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation and Stock Option Committee, or “Compensation Committee,” is comprised entirely of independent directors and oversees our executive compensation program and determines all compensation for our Executive Officers. The term “Named Executive Officers” (“NEOs”) refers to those individuals who served as our CEO, our CFO and our next three highest paid executive officers in 2011 as noted below:

Name	Title
Eamonn P. Hobbs	President and Chief Executive Officer
David A. McDonald	Chief Financial Officer (1/1/11-9/26/11); Executive Vice President, Business Development (9/26/11-12/31/11)
Graham G. Miao	Chief Financial Officer (9/26/11-12/31/11)
Krishna Kandarpa	Executive Vice President, Research and Development and Chief Medical Officer
Agustin V. Gago	Executive Vice President, Global Sales and Marketing
Peter J. Graham	Executive Vice President, General Counsel and Global Human Resources

Executive Summary.

Performance Highlights of 2011. The medical device and pharmaceutical industries are highly competitive. As a development stage company our primary focus is to obtain approval in the United States, the European Union and other foreign markets for the Delcath chemosaturation system. The Delcath chemosaturation system is designed to deliver high doses of melphalan hydrochloride, or melphalan, directly to the liver while limiting the overall systemic exposure of this agent on the human body. Our ultimate goal is to successfully market the Delcath chemosaturation system both within and outside the United States. Our accomplishments in 2011 were significant due to the individual and collective efforts of our executive management team and, while we suffered a set back at the beginning of 2011 when we received a Refusal to File Letter from the United States Food and Drug Administration, or “FDA,” for our New Drug Application, or “NDA,” we made great strides in moving the Company forward in 2011 and the early part of 2012. The following are key highlights of the Company’s 2011 achievements, including:

•

we raised approximately $23.8 million in aggregate funds (net of expenses) and established an “at-the-market” sales program to finance general corporate purposes, including, but not limited to, obtaining regulatory approvals, research and development, commercialization of our products, funding of our clinical trials, capital expenditures and working capital;

•	we obtained the right to affix the CE Mark to the Delcath Hepatic CHEMOSAT System which allows us to market and sell the system in the European Economic Area, or “EEA”;

•	we filed an application seeking the CE Mark for Generation 2 of our CHEMOSAT System and obtained CE Mark approval for the CHEMOSAT Generation Two system in April 2012;

•

we established our European Headquarters in Galway, Ireland to support our commercialization efforts in Europe, obtained ISO 13485 certification for this facility, and initiated key hires across Europe;

•

we received regulatory approval for the CHEMOSAT System in Australia, completed the product notification process in New Zealand, and have submitted applications for regulatory approval in Hong Kong, South Korea and Singapore;

•	we continued to prepare our §505(b)(2) New Drug Application, or “NDA,” for the FDA; and

•

we continued to further strengthen our executive management team by hiring additional highly skilled, exceptionally experienced executives poised to lead Delcath from the development stage to commercial operations.

Executive Compensation Philosophy. Our Compensation Committee is responsible for formulating and establishing our overall compensation philosophy with respect to our executive officers. The Company believes that a strong executive management team comprised of talented individuals in key positions at the Company is critical to the development and growth of our business and to increasing stockholder value. Accordingly, a key objective of executive compensation is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with Delcath’s business objectives, goals and culture. In furtherance of these objectives, we provide a competitive total compensation program for our executive officers that fairly compensates our executives and emphasizes pay-for-performance by linking executive compensation to individual performance and Company performance, while maintaining a balance among base salary, annual incentive cash bonuses and long-term equity incentive awards to mitigate risk-taking at the expense of Delcath and its stockholders. For each executive, the amount of pay that is actually realized is primarily driven by Delcath’s performance and each executive’s personal contribution to that performance.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

•

compensation should be based on an individual’s level of responsibility, individual performance and company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

•

compensation should reflect the value of the position in the marketplace. To attract, motivate and retain skilled and experienced executives in the highly competitive and dynamic medical device/pharmaceutical industries, we must offer a competitive compensation package;

•

compensation should reward good performance, and our programs are designed to align pay-for-performance. We reward outstanding individual and Company performance with appropriate compensation and provide less compensation when Company or individual objectives are not achieved;

•

compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that are critical to our success and increasing stockholder value; and

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives.

Executive Compensation Program. Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our executive officers. These policies and processes are reflected in compensation decisions for 2011 (and, for 2012), and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated executive officers in the medical device/pharmaceutical industries; we call this our “Total Rewards Program”. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation:

•

Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance.

•

Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within and outside the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

•

Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success.

•

Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan designed to better align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Historically, long-term equity awards made to executives have been in the form of stock options and restricted stock awards because the Compensation Committee believes that a combination of stock options and restricted stock directly align with stockholder interests. For executive officers, the Compensation Committee determines the number of options and restricted shares to grant based on its consideration of awards to executives in similar positions at similarly situated companies, and in keeping with the Company’s objective of offering a competitive total compensation value. Stock option and restricted stock grants generally are made to each named executive officer upon his or her joining the Company with additional grants being made annually as determined by the Compensation Committee. Equity incentive awards are granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

•

Market Composite Data. In determining 2011 executive pay decisions, PM&P, our independent compensation consultant, provided the Compensation Committee with comparative market composite data regarding the compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, and revenues and market capitalization, using a peer group of 14 public companies and data from two independent third-party surveys.

•

Target Compensation. Using market composite data our Compensation Committee will strive to achieve an appropriate balance among base salary, annual incentive cash bonuses and long-term equity incentive awards in order to meet our compensation objectives, and target to set total executive compensation around the market median of the executive compensation comparison group. In making executive compensation decisions, including establishing a balance between short- and long-term compensation our Compensation Committee will consider, among other things, individual performance, experience, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation.

2011 Pay Decisions. Although we achieved many accomplishments during 2011 as summarized previously, we unfortunately encountered a set back at the beginning of 2011, when we received a Refusal to File letter from the FDA for the NDA submitted in 2010. As disclosed in last year’s proxy, we chose to reduce the 2010 incentive award (paid in 2011) by 20% in consideration of the receipt of the Refusal to File letter in February. Although we continued to make progress towards resubmitting the NDA to the FDA during 2011, our total shareholder return unfortunately was impacted substantially over the past year as were the in-the-money value of any outstanding equity awards for our executives.

As a result of our performance in 2011, our compensation plans resulted in the following:

•	Modest merit increases ranging between 1.7% and 3.9% of base salary for 2012 (excluding market adjustments to bring executives within competitive market range).

•

Based on a comprehensive review of our achievement on five corporate performance objectives, including our ongoing work to successfully resubmit our NDA with the FDA, only 75% of the target opportunity for the corporate performance portion of the annual incentive plan was earned in 2011. Overall, actual 2011 incentives (paid in 2012) were below target levels for all executives and employees.

•	The average long-term incentive award, taken as a whole, for our Named Executive Officers granted in 2012 were smaller than the awards granted in 2011.

•	All executives currently hold a significant number of underwater options (i.e. exercise price is higher than the current stock price).

The following charts show the mix of total direct compensation actually earned by our CEO and the average of that actually earned by our other NEOs for 2011:

Effect of the 2011 Advisory Vote on NEO Compensation. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s 2011 Annual Meeting of Shareholders, a majority (78.4%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and did not significantly change its approach in 2011. The Compensation Committee takes the response of the shareholders seriously and will accordingly provide annual say-on-pay votes. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executive officers.

Interface of Executive Officers with Compensation Committee in Determining Compensation.

The Compensation Committee, based on input from the Company’s Chief Executive Officer, determines the compensation of our executive officers. Our CEO assists the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO). Other than completing a self-evaluation performance review, and submitting it to the Compensation Committee, the CEO does not participate in the formulation or discussion of his compensation. All decisions related to the compensation of the CEO require approval of the full Board of Directors after recommendations are made by the Compensation Committee.

Each year the Compensation Committee, along with the entire Board of Directors, establishes the corporate performance objectives. These objectives become the CEO’s performance objectives and are used to evaluate his individual performance relative to Company performance, and further ensuring that individual performance objectives are established for our other executive officers, and are aligned with and are consistent with the individual objectives for our CEO and the Company objectives. For purposes of 2011 executive compensation decisions, the Compensation Committee independently evaluated all the business objectives that were established for 2011, individual performance versus stated objectives, and overall Company performance in making its executive compensation recommendations. Based on this review, the Compensation Committee determined that only 75% of the target opportunity for the corporate performance portion of the annual incentive plan was earned in 2011. While individual performances varied, the amount which could be allocated to the performance bonus based on corporate performance was capped at 75% for each executive officer of the Company.

Role of Compensation Consultants.

The Compensation Committee retained PM&P as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and setting executive officers’ compensation. PM&P reports directly to the Compensation Committee, and PM&P is not permitted to perform services for management unless approved by the Compensation Committee. Throughout 2011, PM&P reviewed executive compensation trends and new (and proposed) executive compensation regulations and reporting requirements with the Compensation Committee. Additionally, PM&P provided competitive market information in order to benchmark the compensation package for new executive officers. Representatives of PM&P attended all regularly scheduled meetings of the Compensation Committee, as well as all of the preparatory meetings with the Compensation Committee Chair, and attended all Compensation Committee executive sessions as requested. PM&P also assisted with various ad hoc projects upon the request of the Committee.

Inputs to Committee Decision Making.

Performance Evaluation Process. Delcath utilizes a formal annual performance review program to evaluate our executives’ competencies as well as individual performance objectives. The competencies in the program include: commitment to quality, integrity & ethics, results oriented, teamwork, dependability, job knowledge and productivity. Each executive is rated on his or her competencies at year end and a final average total rating is calculated. Individual performance objectives, which are set at the beginning of the year, while specific to each executive officer based on his or her role and area of focus, are linked to the Company’s overall performance and attainment of Company objectives. Following completion of the performance year, the Compensation Committee assesses the individual performance objectives of our executive officers. The information gathered as part of this evaluation process was used by our Compensation Committee to assist it in making compensation decisions related to 2011 base salary adjustments and incentives awards (both short- and long-term).

Market Composite Data. The Compensation Committee reviews our executive officers’ base salaries and overall compensation packages annually. In late 2010, PM&P provided the Compensation Committee with information about the compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, and derived from a peer group of 14 public companies and from two independent third-party surveys. The third-party surveys employed specific parameters for comparative companies, such as revenue, industry, number of employees and executive role perspectives, and PM&P used the following criteria to develop the comparative peer group that the Compensation Committee used in assessing the competitiveness of Delcath executive compensation for purposes of fiscal 2011 compensation actions:

•	Market Capitalization greater than $110M

•	Revenues between $0M – $100M

•

Industry / product similarity—Drug Delivery Systems / Medical Device companies with a focus on cancer/oncology and Pharmaceuticals / Biopharmaceuticals / Biotherapeutics companies with a cancer focused drug.

The resulting peer group consisted of the following 14 firms:

Alexza Pharmaceuticals Inc.	Electro-Optical Sciences, Inc.
Allos Therapeutics Inc.	Geron Corp.
Alnylam Pharmaceuticals Inc.	Halozyme Therapeutics Inc.
Antares Pharma Inc.	Inovio Pharmaceuticals, Inc.
Ardea Biosciences Inc.	MannKind
ARIAD Pharmaceuticals Inc.	MAP Pharmaceuticals Inc.
DURECT Corp.	ZIOPHARM Oncology Inc.

The Compensation Committee generally targets around the median percentile range of the competitive market for the various elements of compensation, yet individual executives may be paid above or below this point depending upon, among other factors, the skills and experience, tenure in the position, overall individual performance and additional responsibilities of the executive. In addition to evaluating the peer group data, the Compensation Committee surveys the database from a broader pharmaceutical, medical device and biopharma industry perspective in order to ensure that the peer group falls with the ranges of the broader surveys. Overall, the Compensation Committee attempts to maintain individual compensation within competitive ranges, with some exceptions based on prior experience and compensation history for each individual.

In late 2011, PM&P conducted an update to the 2010 executive compensation review and updated the peer group for the analysis. The following companies which were included in the 2011 peer group were excluded since they fell outside of the revenue and/or market cap ranges: Alexza Pharmaceuticals Inc., ARIAD Pharmaceuticals Inc., and Inovio Pharmaceuticals, Inc. These companies were replaced by: Array BioPharma Inc., ArQule Inc., Curis Inc., Infinity Pharmaceuticals and Micromet Inc. Data from the revised peer group and industry-specific survey sources were used in setting executive pay levels for 2012.

Components of Executive Compensation and 2011 Decisions.

Base Salary. The Market Composite Data indicated that the 2010 base salaries of our executive officers ranged between <25th and 75th percentiles of the executive compensation comparison group. Based on the Market Composite Data, the Compensation Committee decided to increase the base salaries of our named executive officers for 2011, with merit increases ranging from 2.5% and 4% across the named executive officer group.

As discussed previously, an update to the executive competitive assessment was conducted in late 2011 and the analysis was used to make pay decisions for 2012. Similar to the results in 2010, the competitive positioning in regards to base salaries for our executive officers ranged between < 25th and 75th percentiles. For 2012, the Committee approved merit increases ranging between 1.7% and 3.9% for the NEOs.

The following table summarizes the amount of base salary and year-over-year increase for each of our named executive officers for 2011 and 2012.

Position	Executive	Hire Date	2010 Base Salary		Percent Increase in 2011	2011 Base Salary	Percent Increase in 2012	2012 Base Salary
Chief Executive Officer	Hobbs	7/06/09	$435,417	(1)	4.0%	$468,000	3.6%	$485,000
Chief Financial Officer/Executive Vice President, Business Development(2)	McDonald	9/14/09	$325,000		2.5%	$333,125	3.0%	$343,119
Chief Financial Officer(3)	Miao	9/26/11	NA		NA	$325,000	1.7%	$330,363
Executive Vice President, Global Sales and Marketing(4)	Gago	11/02/09	$285,000		2.5%	$292,125	6.9%	$312,203
Executive Vice President, General Counsel and Global Human Resources(5)	Graham	4/20/10	$270,000		16.0%	$313,100	5.4%	$330,154
Executive Vice President, Research & Development and Chief Medical Officer	Kandarpa	10/20/09	$375,000		3.1%	$386,625	3.0%	$398,224

(1)	Mr. Hobbs’ base salary for 2010 was $425,000, from January – July 2010, and $450,000 from August 2010 – December 31, 2010.
(2)	Mr. McDonald was Chief Financial Officer until September 2011 and then moved into a new role as Executive Vice President, Business Development.
(3)	Mr. Miao was hired on 9/26/11 and received a pro-rated merit increase of 1.7%.
(4)	Mr. Gago received a 3.5% merit adjustment and a 3.4% market adjustment in 2012 to align his salary closer to the 50th percentile of the market.
(5)

Mr. Graham received a 3% merit adjustment and a 13% market adjustment in 2011 to bring his salary more in line with competitive market pay practices for this position with additional responsibilities for the Human Resources function. In 2012, he received a 3.9% merit adjustment and a 1.6% market adjustment to align his salary closer to the 50th percentile of the market.

Annual Incentive Plan. Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. If earned, AIP awards will generally be paid on or before March 15 of the immediately following fiscal year. For 2011, actual awards range from 0% to a maximum of 100% of the total award opportunity and are measured against the achievement of corporate financial and non-financial performance objectives as well as individual performance goals and objectives. The corporate performance objectives are established at the beginning of the performance year by the Company’s Board of Directors or the Compensation Committee. The President and Chief Executive Officer’s individual performance goals and objectives are the same as the corporate performance objectives, while the individual performance goals for the CEO’s direct reports are recommended by the CEO and approved by the Compensation Committee. The weights assigned to Company and individual performance components vary by level of a participant’s position in the Company. For the CEO, 100% of his incentive is tied to corporate performance. For the remaining named executive officers, 75% is assigned to corporate performance and 25% to individual performance.

The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the AIP is deducted) as determined by the Committee; and, in the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced so as not to exceed the annual percentage limitation. Moreover, no AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan.

The table below summarizes our named executive officers’ annual target incentive cash award opportunities for 2011 and 2012 under the AIP:

Position	Executive	2011 and 2012 Target AIP Opportunities (as % of Base Salary)
Chief Executive Officer	Hobbs	50%
Executive Vice President, Business Development	McDonald	40%
Chief Financial Officer	Miao	40%
Executive Vice President, Global Sales and Marketing	Gago	40%
Executive Vice President, General Counsel and Global Human Resources	Graham	40%
Executive Vice President, Research and Development and Chief Medical Officer	Kandarpa	40%

Corporate performance in 2011 was measured based upon achievement of corporate objectives in the following areas: (1) Product development and intellectual property; (2) International regulatory; (3) Domestic regulatory; (4) Profit and loss and (5) Manufacturing. The table below summarizes the corporate performance in 2011, the assigned weighting and the actual achievement for each area:

Performance Measure	Weighting	Summary of Target Goals	Actual Performance	Percentage Earned (as % of Target Goals)
Product Development and Intellectual Property	20%	• Develop new trade secret for filter media process, verifying design and media meet certain design requirements • Establish manufacturing facility for filter • Submit application for CE Mark for the second generation filter	• All goals achieved	100%

International Regulatory	25%	• Obtain the CE mark by end of May 2011 • Initiate commercialization process in key European markets by the end of 2011 • Obtain first financially recorded commercial sales by the end of 2011	• CE mark obtained and commercialization process initiated, but no commercial sales recorded by the end of 2011	80%

Domestic Regulatory	20%	• Obtain FDA acceptance of NDA filing by March 1, 2012	• NDA resubmission not filed, but the Committee chose to give partial payout to reflect the very substantial efforts underway towards achieving this goal	37.5%

Performance Measure	Weighting	Summary of Target Goals	Actual Performance	Percentage Earned (as % of Target Goals)
Profit and Loss	20%	• Raise appropriate capital necessary to support ongoing business operations • Implement additional mechanisms to raise necessary capital	• Raised $23.8 million in aggregate funds (net of expenses) and established an “at-the-market” sales program to finance general corporate purposes	62.5%

Manufacturing	15%	• Manufacture sufficient inventory to support European launch and commercialization • Develop innovation necessary to file certain patent applications related to the drug delivery system prior to the end of 2011	• All goals achieved	100%

Total Percentage Earned (as a % of Target Goals)				75%

Eamonn Hobbs, President and Chief Executive Officer

Based upon the overall achievement of the Corporate objectives, the Committee approved an incentive award equal to 75% of the target opportunity for the CEO.

Incentive awards for the other executive officers in 2011 were based 75% on corporate performance and 25% on individual performance. As discussed previously, 75% of the corporate objectives were achieved in 2011 and the corporate portion of the incentive award was capped at that percentage. However, the incentive awards made to the other executive officers also recognized the following individual achievements:

David McDonald, Chief Financial Officer / Executive Vice President, Business Development

•	Developed a proactive investor relations program in an effort to increase institutional investor ownership;

•	Developed relationships with potential strategic partners to discuss clinical development, distribution and licensing opportunities for Delcath’s chemosaturation technology; and

•	Provided significant financial, technical and service resources to set up a secure media processing facility.

Graham Miao, Chief Financial Officer

•	Improved financial and accounting capabilities within the organization and initiated a plan to identify and implement a new financial reporting, forecasting and budgeting system for 2012; and

•	Developed a robust 2012 budget to support Delcath’s transition to a commercial enterprise and long-range financial projections for strategic planning purposes.

Krishna Kandarpa, Executive Vice President, Research and Development and Chief Medical Officer

•	Developed and implemented a plan to build 1st and 2nd Generation melphalan products for release and distribution in European markets;

•	Made advancements towards increasing Delcath’s intellectual property; and

•	Ensured the Medical Research and Development department provided essential clinical development and medical affairs functions that support Delcath’s initiatives towards a European launch.

Agustin Gago, Executive Vice President, Global Sales and Marketing

•	Established a European subsidiary in Ireland providing marketing, sales, distribution and logistical support to the European business and commercial operations;

•	Developed a European commercialization plan and established key resources to support a full commercial launch in 2012;

•	Successfully entered into agreements to establish two Initial Launch and Training Centers in Europe; and

•	Identified, selected and retained a 3rd party specialist vendor to establish a program that develops pricing, reimbursement, and health economics for the European markets.

Peter Graham, Executive Vice President, General Counsel, Global Human Resources

•	Created and implemented a European compliance program;

•

Established a European subsidiary and worked successfully with sales and marketing, operations, regulatory and finance to analyze, develop and implement a strategy to support the commercialization efforts in the European markets; and

•	Developed and implemented new HR tools to attract and retain employees, including a formal Total Rewards Program.

The following table summarizes the actual 2011 incentive awards paid to each of the NEOs based upon overall performance achievements.

Position	Executive	Target Incentive Bonus Opportunity		2011 Incentive Award Earned
		% of Base Salary	Dollars ($)	% of Base Salary		Dollars ($)
President & CEO	Hobbs	50.0%	$234,000	37.5%		$176,000
Chief Financial Officer/Executive Vice President, Business Development	McDonald	40.0%	$133,250	29.3%		$97,646
Chief Financial Officer	Miao	40.0%	$130,000	8.3	%(1)	$27,044	(1)
Executive Vice President, Global Sales and Marketing	Gago	40.0%	$116,850	29.8%		$87,007
Executive Vice President, General Counsel and Global Human Resources	Graham	40.0%	$125,240	30.8%		$96,472
Executive Vice President, Research and Development and Chief Medical Officer	Kandarpa	40.0%	$154,650	31.0%		$119,699

(1)	Mr. Miao received a pro-rated incentive award based upon a hire date of 9/26/11.

Special Bonus for 2012. For 2011, participants in Delcath’s annual incentive plan received a reduced payout of the annual cash incentive in part because the NDA that the Company was preparing has not been submitted and therefore did not meet the Domestic Regulatory performance objective of NDA acceptance by the FDA by March 1, 2012. Although this goal was not successfully achieved, the Compensation Committee understood that an enormous effort was undertaken by the Company and its employees (including the executives) across the Company towards getting the NDA resubmitted. Given the enormous shareholder value to be created with the success of the resubmission, the Board of Directors felt it was essential to reinforce such a significant effort by providing all employees (including the executives) the opportunity to earn a special incentive in 2012. Therefore, the Compensation Committee approved that if Delcath successfully refiles the NDA resubmission by the end of the second quarter of 2012 and, most importantly, obtains the FDA’s acceptance of the filing by the end of the third quarter of 2012, participants hired by October 1, 2011 will be eligible to receive this special bonus during the fourth quarter of 2012. The Compensation Committee established that if the filing is not accepted by the FDA, no special bonus would be paid. This bonus will be separate from the 2012 annual incentive plan and will be paid pending approval by the Board of Directors, subject to any modifications to be made at the discretion of the Board of Directors.

Long Term Incentive Plan. In 2010, the Compensation Committee worked with PM&P to develop a formal long-term incentive grant strategy, and in the fourth quarter of 2010, the Compensation Committee adopted the Long Term Incentive Plan, or “LTIP.” The LTIP is administered by the Compensation Committee; the Compensation Committee intends to grant awards under the LTIP in the first quarter of each year. The current strategy under the LTIP is to align the number of shares awarded subject to long-term equity incentive grants, with the number of shares needed to deliver a competitive value targeted at the 50th percentile of the executive compensation comparison group. Current long-term incentive market data for our executives was collected as part of compensation competitive assessments completed in December 2010 (used to determine 2011 awards) and December 2011 (used to determine 2012 awards). Using market composite data, PM&P assisted the Company in developing long-term equity incentive guidelines that focus on providing our executive officers with a mix of long-term equity incentive award opportunities (75% time-vested stock options and 25% time-vested restricted stock) targeted at the 50th percentile of the executive compensation comparison group. The Compensation Committee feels this mix of equity is appropriate given the heavier weighting on stock options which it considers to be “performance-based” given that the options will not have any value until stock price growth is achieved. These guidelines were updated based on the current compensation comparison group levels, and the Compensation Committee uses these guidelines to determine long-term equity incentive awards for our named executive officers based upon a holistic assessment of Company and individual performance for the prior year.

The table below summarizes our 2011 and 2012 long-term equity awards to our named executive officers:

	Executive	2011					2012
Position		Stock Option Awards		Restricted Stock Awards		Total Award Value(1)	Stock Option Awards	Restricted Stock Awards	Total Award Value(2)
Chief Executive Officer	Hobbs	125,000		25,000		$692,040	135,000	30,000	$540,611
Chief Financial Officer/Executive Vice President, Business Development	McDonald	30,000		6,500		$169,300	40,000	9,000	$165,932
Chief Financial Officer	Miao	NA		NA		NA	40,000	9,000	$165,932
Executive Vice President, Global Sales and Marketing	Gago	28,000		6,000		$157,585	40,000	9,000	$165,932
Executive Vice President, General Counsel and Global Human Resources	Graham	28,000		6,000		$157,585	40,000	9,000	$165,932
Executive Vice President, Research and Development and Chief Medical Officer	Kandarpa	—	(3)	—	(3)	$—	40,000	9,000	$165,932

(1)	Reflects the ASC Topic 718 Black-Scholes value of stock options plus the fair market value of restricted stock based upon grant/exercise price of $6.42.
(2)

Reflects the ASC Topic 718 Black-Scholes value of stock options plus the fair market value of restricted stock based upon grant/exercise price of $4.45 for the Chief Executive Officer and $4.60 for all other NEOs, as determined based on their respective grant dates.

(3)	Dr. Kandarpa was granted a stock option award of 50,000 shares on December 15, 2010 pursuant to his then existing employment contract. Accordingly, Dr. Kandarpa did not receive an annual stock option award in 2011, but received stock option awards pursuant to standard grant practices in 2012 and on an ongoing basis.

2011 Executive Compensation Mix as Earned

Employment Agreements. We have entered into employment agreements or offer letters with the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, Global Sales and the Executive Vice President, General Counsel and Global Human Resources. A summary of certain material terms of those agreements is set forth below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Additional Benefits; 401(k) Plan. All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement. The Company does not provide matching contributions.

Other Compensation. As a development stage company, the Company does not have pension or deferred compensation plans or arrangements.

Change of Control Provisions. The restricted stock awards and stock options granted to our named executive officers are subject to immediate vesting in the event of a “Change of Control,” as defined in the 2009 Plan and/or Delcath’s 2004 Stock Incentive Plan. There are no other change of control agreements or arrangements currently in effect for the named executive officers.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the four other highest paid executive officers, excluding performance-based compensation. It is the Company’s intention that any stock options and restricted stock granted under the 2009 Plan will qualify as performance-based awards under Section 162(m).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Roger G. Stoll, Chair

Robert B. Ladd

Gabriel Leung

Summary Compensation Table. The following table sets forth the total compensation awarded to, earned by or paid to: (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2011 and whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Eamonn P. Hobbs President, Chief Executive Officer and Director(2)	2011 2010 2009	468,000 435,417 207,670	— — 100,000	160,500 — —	531,540 177,767 1,823,079	176,000 102,650 —	(3)	— — 194,000	1,336,040 715,834 2,324,749

David A. McDonald Executive Vice President, Business Development(4)	2011 2010 2009	333,125 325,000 97,254	— — 30,000	41,730 — 196,000	127,570 — 645,175	97,646 67,470 —		66,625 — 125,000	666,696 392,470 1,093,429

Graham G. Miao Chief Financial Officer(5)	2011	85,702	100,000	92,250	242,038	27,044		14,883	561,917

Agustin V. Gago Executive Vice President, Global Sales and Marketing(6)	2011 2010 2009	292,125 285,000 47,500	— — 17,000	38,520 — 321,750	119,065 — 563,892	87,007 39,900 —		— — 45,000	536,717 324,900 995,142

Peter J. Graham Executive Vice President, General Counsel and Global Human Resources(7)	2011 2010	313,000 189,205	— —	38,520 —	119,065 383,848	96,472 64,800		— —	567,157 637,853

Krishna Kandarpa, M.D., Ph.D. Executive Vice President, Research and Development, and Chief Medical Officer(8)	2011 2010 2009	386,625 375,000 75,284	— — 23,500	— — 1,218,000	— 342,292 400,630	119,699 53,550 —		— — 199,910	506,324 770,842 1,917,324

(1)	The amounts included in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value of restricted stock awards and the aggregate grant date fair value of options granted to our named executive officers, calculated in accordance FASB ASC Topic 718, excluding the impact of forfeitures. We caution that the amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Delcath’s stock price and the named executive officer’s continued employment. The methodology and assumptions used to calculate the grant date fair value are described in Note 3, “Stockholders’ Equity” of our Form 10-K.
(2)	Mr. Hobbs’ base salary for 2010 was $425,000, from January—July 2010, and $450,000 from August 2010—December 31, 2010. Mr. Hobbs’ service as President and CEO began on July 6, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. Hobbs to cover relocation expenses, a gross-up to cover tax expenses, and fees paid to Mr. Hobbs in his capacity as a non-employee director of the Company from January 1, 2009 through July 6, 2009.
(3)	In an effort to align the timing of our Chief Executive Officer’s annual performance review with those of our other named executive officers, the Compensation Committee evaluated and awarded our Chief Executive Officer an interim incentive cash bonus for his performance during the first 6-months of 2010—$27,500; thereafter, new performance objectives were set for the balance of 2010, of which he achieved 84% of target, however, his actual bonus paid for the second-half of 2010 was $75,150 (bonus earned ($93,938), reduced by 20%). As a result, the total incentive cash bonus paid to Mr. Hobbs for his 2010 performance was $102,650.
(4)	Mr. McDonald’s employment began on September 14, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. McDonald to cover relocation expenses for 2009 and compensation related to his expatriate assignment for 2011.
(5)	Mr. Miao’s employment began on September 26, 2011. The amount included in the “All Other Compensation” column reflects payments for Mr. Miao’s temporary housing assistance and related taxes.
(6)	Mr. Gago’s employment began on November 2, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. Gago to cover relocation expenses.
(7)	Mr. Graham’s employment began on April 20, 2010.
(8)	Dr. Kandarpa’s employment began on October 20, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Dr. Kandarpa to cover relocation expenses and a gross-up to cover tax expenses.

Grants of Plan-Based Awards Table—2011. The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2011 to the named executive officers. All equity grants were made pursuant to the 2009 Plan.

Name	Grant Date (equity awards)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)(1)
Eamonn P. Hobbs(2)	3/10/2011	$234,000	25,000	125,000	$6.42	$692,040
David A. McDonald(2)	3/10/2011	$133,250	6,500	30,000	$6.42	$169,300
Graham G. Miao(3)	9/26/2011	$130,000	25,000	100,000	$3.69	$334,288
Agustin V. Gago(2)	3/10/2011	$116,850	6,000	28,000	$6.42	$157,585
Peter J. Graham(2)	3/10/2011	$125,240	6,000	28,000	$6.42	$157,585
Krishna Kandarpa(4)	—	$154,650	—	—	—	—

(1)	Each named executive officer is eligible to receive an incentive award pursuant to the Annual Incentive Plan adopted by the Compensation Committee on December 15, 2010, subject to the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a specified target level based on a percentage of the executive’s base salary (Hobbs—50%, McDonald—40%, Miao—40%, Gago—40%, Graham—40% and Kandarpa—40%). Determination of whether performance objectives are met and whether bonuses should be paid, and, if so, the amount, is made by the Compensation Committee.
(2)	The options were granted under the 2009 Plan pursuant to a stock option grant letter. The options vest ratably over three years and expire March 10, 2021.
(3)	The options were granted under the 2009 Plan pursuant to a stock option grant letter. The options vest ratably over three years and expire September 26, 2021.
(4)	Dr. Kandarpa was granted a stock option award of 50,000 shares on December 15, 2010 pursuant to his then existing employment contract. Accordingly, Dr. Kandarpa did not receive an annual stock option award in 2011, but received stock option awards pursuant to standard grant practices in 2012 and on an ongoing basis.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was awarded, earned or paid to our named executive officers are described above under “Executive Compensation—Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and equity compensation arrangements with our named executive officers is set forth below, including potential payments, acceleration of equity awards and continuation of benefits in the event of early termination under “Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control. The following table shows the potential incremental value transfer to each named executive officer under various termination or change-in-control scenarios as of December 31, 2011, the last business day of 2011. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of Delcath’s common stock on that date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s actual separation from Delcath.

	Named Executive Officer(1)
Event	Eamonn P. Hobbs	David A. McDonald	Graham G. Miao	Agustin V. Gago	Peter J. Graham	Krishna Kandarpa
Retirement or Voluntary Termination Without “Good Reason”(2)	$195,233	$111,336	$4,452	$94,210	$112,770	$6,355
Termination for “Cause”	$19,233	$111,336	$4,452	$7,203	$16,298	$6,355
Involuntary Termination (Termination Without Cause or Change of Control)(3)	$1,161,965	$111,336	$376,984	$386,335	$425,870	$6,355
Death or Disability Termination(4)	$985,965	$0	$0	$0	$0	$0

(1)	The exercise price of all unvested options held by named executive officers as of December 31, 2011 was greater than Delcath’s stock price as of December 31, 2011. Accordingly, accelerated vesting of any equity-based awards is not included in this table.
(2)	Includes vacation days accrued during 2011. In addition, includes incentive award earned in 2011 for Mr. Hobbs, Mr. McDonald, Mr. Miao, Mr. Gago and Mr. Graham.
(3)	Includes vacation days accrued during 2011. In addition, includes incentive award earned in 2011, 24-month base salary and 18-month COBRA subsidy for Mr. Hobbs; incentive award earned in 2011 for Mr. McDonald; incentive award earned in 2011, 12-month base salary and 12-month COBRA subsidy for Mr. Miao; and incentive award earned in 2011 and 12-month base salary for Mr. Gago and Mr. Graham.
(4)	Includes vacation days accrued during 2011, 12-month base salary and 18-month COBRA subsidy. All post-termination payments are linked to confidentiality, non-solicitation, non-competition, non-disparagement and, as to Mr. Graham, non-disruption, obligations contained in the named executive officer’s employment agreements. The events that constitute “cause,” “Good Reason,” “disability” and “Change of Control” are described in the employment agreement with each named executive officer. Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity in accordance with the terms of Delcath’s 2004 Stock Incentive Plan and/or the 2009 Plan, as applicable.

Outstanding Equity Awards at Fiscal Year-End Table—2011. The following table sets forth information relating to unexercised options held by the named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Eamonn P. Hobbs	50,000	—	$1.23	10/14/2013	—	—
	100,000	—	$1.85	10/14/2013	—	—
	750,000	50,000	$3.36	7/6/2019	—	—
	33,334	16,666	$5.28	1/4/2020	—	—
	—	125,000	$6.42	3/10/2021	25,000	$245,000

David A. McDonald	250,000	—	$3.92	9/14/2019	—	—
	—	30,000	$6.42	3/10/2021	6,500	$63,700

Graham G. Miao	—	100,000	$3.69	9/26/2021	25,000	$245,000

Agustin V. Gago	200,000	—	$4.29	11/2/2019	—	—
	—	28,000	$6.42	3/10/2021	6,000	$58,800

Peter J. Graham	18,333	36,667	$10.60	4/20/2020	—	—
	—	28,000	$6.42	3/10/2021	6,000	$58,800

Krishna Kandarpa	100,000	—	$6.09	10/20/2019	—	—
	25,000	25,000	$10.46	12/15/2020	—	—

Options Exercises and Stock Vested Table—2011. The following table sets forth information relating to the exercise of options by, and the vesting of restricted stock awards granted to, the named executive officers, during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eamonn P. Hobbs	—	—	—	—
David A. McDonald	—	—	—	—
Graham G. Miao	—	—	—	—
Agustin V. Gago	—	—	25,000	168,500
Peter J. Graham	—	—	—	—
Krishna Kandarpa	—	—	—	—

Employment Agreements and Confidentiality Agreements

Eamonn P. Hobbs. On August 10, 2011, we entered into a new employment agreement with Mr. Hobbs, which provides for his continued employment as our Chief Executive Officer through August 10, 2014. Mr. Hobbs’ current base salary is $485,000 per year. The rate of salary is subject to modification by the Compensation Committee at any time, but may be decreased only if, simultaneously with, or within a ninety (90) day period prior to, the date the Compensation Committee determines to decrease the salary either: (1) a majority of the other executive officers at the Company have also undergone a decrease in salary (or have resigned or been terminated); or (2) at least twenty percent (20%) of the employees of the Company have been terminated or have otherwise left the employment of the Company. He is eligible to receive an incentive bonus, to be determined by the Compensation Committee pursuant to the Annual Incentive Plan adopted by the

Compensation Committee on December 15, 2010, as such plan may be amended from time to time (the “Annual Incentive Plan” or “AIP”). Mr. Hobbs’ current target incentive under the AIP is equal to 50% of his annual base salary. Mr. Hobbs is also entitled to receive stock option grants and/or grants of restricted stock, as may be determined by the Compensation Committee pursuant to the Long Term Incentive Plan adopted by the Compensation Committee on December 15, 2010, as such plan may be amended from time to time (the “Long Term Incentive Plan”).

During the period of employment pursuant to the agreement, in the event of Mr. Hobbs’ death, our termination of his employment without “cause,” our termination of his employment upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment, unless a longer period is required by federal or state law) or termination by Mr. Hobbs for “good reason” (referred to in the employment agreement as “Involuntary Termination”), he is entitled to receive, subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Hobbs’ employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for twenty four (24) months (the “severance period”). Mr. Hobbs will also be entitled to payment of any performance bonus for the bonus year in which termination occurred to the extent performance goals have been met; any bonus would be pro-rated for the portion of the bonus year during which he was employed (a “stub bonus”). The severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 24 months. As a condition precedent to our obligation to pay severance benefits or the stub bonus, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Hobbs is obligated to execute a general release in favor of the Company, and is restricted from competing with us during the greater of 12 months or the severance period.

Mr. Hobbs has agreed to preserve the confidentiality of all Delcath confidential information and to non-disparagement restrictions. Mr. Hobbs has also agreed to non-solicitation restrictions for a period of the greater of twelve months or the severance period. If Mr. Hobbs breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Hobbs in consideration of, and assuming receipt of, the contemplated general release.

Mr. Hobbs has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Hobbs has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Hobbs will be entitled to the severance benefits set forth above. In the event of Mr. Hobbs’ death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment, unless a longer period is required by federal or state law), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Hobbs’ employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or willful failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions of his employment agreement, or any material breach of any other contract to which Mr. Hobbs is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means termination of employment by Mr. Hobbs after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Hobbs’ rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Hobbs’ principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Pursuant to the terms of his original employment agreement, on July 6, 2009, Mr. Hobbs was granted options to purchase 800,000 shares of our common stock and an option to purchase an additional 50,000 shares in January 2010. These options vested as to 50,000 on the date of grant, and the balance vest ratably over three years from the date of grant, subject to accelerated vesting as to a portion of the subject shares upon receipt by Delcath of at least $15,000,000 from third party investors (this condition was satisfied in November 2009), upon Delcath’s submission to the U.S. Food and Drug Administration (“FDA”) of a Premarket Approval or New Drug Approval for Delcath’s percutaneous hepatic perfusion treatment system (this condition was satisfied in December 2010), and upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. The option granted in January 2010, vested as to 16,667 shares on July 6, 2010 and the balance vest ratably on July 6, 2011 and 2012, with accelerated vesting upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. Mr. Hobbs’ options immediately vest in the event of Mr. Hobbs’ Involuntary Termination of employment or a change of control, and the Compensation and Stock Option Committee may, in its discretion, accelerate the vesting of all or a portion of Mr. Hobbs’ options, but not beyond the expiration date of such options, which, subject to early termination, will expire 10 years from the date of grant.

Graham Miao. On August 29, 2011, we presented an employment offer letter to Mr. Miao. Upon his acceptance of that employment offer letter, he became our Executive Vice President, Chief Financial Officer. Mr. Miao’s current rate of salary is $325,000 per year, and is subject to periodic review by Delcath. Mr. Miao is eligible to receive an annual performance bonus pursuant to the Annual Incentive Plan, with a target bonus of up to 40% of his then current base salary. Any incentive bonus for the 2011 calendar year was to be pro-rated to reflect his period of employment with Delcath in 2011.

On his first day of employment, Mr. Miao was granted a stock option to purchase 100,000 shares of common stock of the Company. The option will vest ratably in three (3) equal installments over a three year period, on the first, second and third anniversary of Mr. Miao’s first day of employment. He was also granted 25,000 shares of restricted stock, the restrictions upon which will lapse in three equal installments over a period of three years, on the first, second and third anniversary of Mr. Miao’s first day of employment. Both the stock option award and the award of restricted stock will vest immediately upon a Change of Control, as defined in the 2009 Plan.

Mr. Miao was also granted a one time bonus of $100,000, which is subject to forfeiture, on a pro rata basis, if he is terminated for cause or resigns prior to the first anniversary of his start date. Mr. Miao was also granted temporary housing assistance, of up to $3,500 per month for up to 12 months, which amount will be “grossed up” to cover the applicable taxes.

Mr. Miao also entered into a Employee Confidentiality and Restrictive Covenant Agreement with Delcath. That agreement requires Mr. Miao to assign any of his inventions to Delcath and protect Delcath’s confidential information, and to return any Company property after the end of his employment. The agreement also restricts Mr. Miao from competing with Delcath for one year following the end of his employment, and prohibits him from soliciting the Company’s customers or employees for one year following the end of his employment.

Mr. Miao’s employment will be “at will”; provided, however, if Mr. Miao’s employment is terminated without “cause,” Delcath is obligated to pay Mr. Miao his annual base salary for twelve (12) months (the “severance period”), as well as continue his health and certain other employee benefits for a period of twelve months (with Delcath to subsidize 100% of the cost) and to pay any annual incentive bonus award which was earned but not yet paid prior to the date of termination. Mr. Miao is obligated to execute a general release in favor of Delcath to obtain these benefits. “Cause” shall mean, as reasonably determined by Delcath, that one or more of the following has occurred: (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct (iii) failure to perform or uphold his duties under the employment offer letter and/or failure to comply with reasonable directives of our Board of Directors, (iv) any material breach of any provision of the terms of the employment offer letter or the Confidentiality and Restrictive Covenant Agreement; (v) violation of a written Delcath policy, including the Code of Ethics; or (vi) conduct that reflects poorly on Mr. Miao or Delcath.

David A. McDonald. On September 26, 2011, Mr. McDonald ceased to serve as our Chief Financial Officer and instead assumed the role of Executive Vice President, Business Development. On September 28, 2011 we entered into a Letter of Assignment with Mr. McDonald, outlining the terms and conditions of Mr. McDonald’s new role and his new international assignment. Mr. McDonald is currently located in Galway, Ireland and is assigned to Delcath Systems Limited, a wholly owned subsidiary of Delcath. Mr. McDonald will remain an employee of the Company during the term of his international assignment, which will end, unless sooner terminated, on October 8, 2012.

During his international assignment, Mr. McDonald will continue to be paid his current annual base salary of $343,119 (USD) subject to future adjustments in accordance with Delcath’s annual review process. He received a $66,625 (USD) one-time expatriate assignment bonus, which is subject to forfeiture, on a pro-rata basis, if his employment is terminated for cause or he resigns without good reason prior to the end of his international assignment term. Mr. McDonald will continue to be eligible to (i) participate in the Company’s Annual Incentive Plan, (ii) receive equity incentive awards pursuant to the Long Term Incentive Plan, and (iii) participate in Delcath’s employee benefit programs, to the extent he remains eligible. Mr. McDonald will also be entitled to various allowances and reimbursements in connection with his international assignment including: reasonable housing and automobile assistance, travel allowances, relocation and moving assistance, tax service assistance, and tax-equalization benefits. Delcath is also obligated to provide Mr. McDonald with relocation assistance for his move back to the United States upon completion of his assignment. Mr. McDonald’s employment will continue “at will”; provided, however, if Mr. McDonald’s employment is terminated without cause or he resigns without good reason or, if, upon completion or early termination of his international assignment, Delcath is unable to or does not offer Mr. McDonald a comparable position or he does not accept a position with Delcath, Delcath is obligated to pay Mr. McDonald his annual base salary and housing budget pro-rated for his last partial month of employment, and accrued and unused vacation in accordance with Delcath policy, reimbursement of business expenses incurred, and any earned and unpaid incentive bonus under the Annual Incentive Plan.

Dr. Krishna Kandarpa. On September 26, 2009, we entered into an employment agreement with Dr. Kandarpa which provided for his continued employment as Executive Vice President, Research and Development and Chief Medical Officer for a period of two years from the actual date of his commencement of employment with the Company. Dr. Kandarpa’s employment agreement expired on October 20, 2011. To date, we have not entered into a new employment agreement with Dr. Kandarpa.

On April 4, 2012, Dr. Kandarpa entered into the Company’s standard Employee Confidentiality and Restrictive Covenant Agreement with Delcath. That agreement requires Dr. Kandarpa to assign his inventions and discoveries to Delcath and to protect Delcath’s confidential information, and to return any Company property after the end of his employment. The agreement also restricts Dr. Kandarpa from competing with Delcath for one year following the end of his employment, and prohibits him from soliciting the Company’s customers or employees for one year following the end of his employment.

Agustin Gago. On December 6, 2011, we entered into a new employment agreement with Mr. Gago which provides for his continued employment as our Executive Vice President, Global Sales and Marketing through December 6, 2012. Mr. Gago’s current annual base salary is $312,203.00, subject to annual review. He is eligible to receive an annual incentive bonus, which shall be determined by the Compensation Committee in accordance with the Annual Incentive Plan. His current target incentive is equal to 40% of his annual base salary. In addition, he is eligible to receive stock option grants and/or grants of restricted stock, as may be determined by the Compensation Committee in accordance with the Long Term Incentive Plan.

In the event Mr. Gago’s employment is terminated by us without “cause” or by Mr. Gago for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Gago’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months (his “severance benefit”). Mr. Gago’s severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Gago is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. Gago has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation and non-disruption restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. Gago breaches his obligations as to confidentiality, non-solicitation, non-disruption, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Gago in consideration of, and assuming receipt of, the contemplated general release.

Mr. Gago has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Gago has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Gago will be entitled to the severance benefits set forth above. In the event of Mr. Gago’s death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Gago’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) failure to perform or uphold his duties under the employment agreement and/or failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of his duties, responsibilities or representations contained in the “Term and Duties” section of his employment agreement, or of any covenant of confidentiality, non-solicitation, non-disruption, non-competition and non-disparagement within his employment agreement, or any material breach of any other contract to which Mr. Gago is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. Gago after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Gago’s rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Gago’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Peter J. Graham. On April 13, 2012, we entered into a new employment agreement with Mr. Graham which provides for his continued employment as our Executive Vice President, General Counsel and Global Human Resources through April 13, 2013. Mr. Graham’s annual base salary is currently $330,154.35 and is subject to annual review. He is eligible to receive an annual incentive bonus, which shall be determined by the Compensation Committee in accordance with the Annual Incentive Plan. His current target incentive is equal to 40% of his annual base salary. In addition, he is eligible to receive stock option grants and/or grants of restricted stock, as may be determined by the Compensation Committee in accordance with the Long Term Incentive Plan.

In the event Mr. Graham’s employment is terminated by us without “cause” or by Mr. Graham for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive (his

“severance benefit”), subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Graham’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months. Mr. Graham’s severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Graham is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Mr. Graham has agreed to preserve the confidentiality of all Delcath confidential information, and has agreed to non-solicitation and non-disruption restrictions for a period of two years after termination and to non-disparagement restrictions. If Mr. Graham breaches his obligations as to confidentiality, non-solicitation, non-disruption, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Graham in consideration of, and assuming receipt of, the contemplated general release.

Mr. Graham has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Graham has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Graham will be entitled to the severance benefits set forth above. In the event of Mr. Graham’s death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Graham’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or gross misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or failure to comply with reasonable directives of our Board of Directors, (iv) Mr. Graham no longer being admitted to practice law in New York State or is no longer in good standing with the New York State Bar, or (v) any breach of his duties, responsibilities or representations contained in the “Term and Duties” section of his employment agreement, or of any covenant of confidentiality, non-solicitation, non-disruption, non-competition and non-disparagement within his employment agreement, or any material breach of any other contract to which Mr. Graham is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means, termination of employment by Mr. Graham after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Graham’s rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Graham’s principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation of Delcath’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The total compensation of our named executive officers consists primarily of base salary, annual incentive cash bonuses and long-term equity incentive awards, in the form of stock options and restricted stock awards, as well as other benefits which are also available to all Delcath employees generally. Base salary and annual incentive cash bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards and restricted stock awards, long-term equity awards, are viewed as a reward for improving corporate performance over the long-term, and increasing stockholder value.

We also believe that stock option awards and restricted stock awards promote the retention of highly skilled and experienced executives. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Delcath’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS “SAY-ON-PAY” RESOLUTION.

The resolution that is the subject of this Proposal 2 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the Compensation and Stock Option Committee intends to take the results of the vote on this Proposal 2 into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors has approved an amendment of the Amended and Restated Certificate Incorporation, subject to shareholder authorization. The proposed amendment will increase the total number of authorized shares of capital stock of the Company from 80,000,000 shares to 180,000,000 shares. The proposed amendment will also increase the number of authorized shares of common stock of the Company, par value $0.01 per share, from 70,000,000 shares to 170,000,000 shares. The proposed amendment will not affect the 10,000,000 authorized shares of Preferred Stock, par value $0.01 per share.

The Board of Directors is recommending this increase in authorized shares of common stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. If the proposed amendment to the Amended and Restated Certificate of Incorporation is adopted by the shareholders, the additional shares of common stock would be issuable at any time and from time to time, by action of the Board of Directors without further authorization from shareholders, except as otherwise required by applicable law or rules and regulations to which we may be subject, to such persons and for such consideration (but not less than the par value thereof) as the Board of Directors determines. Holders of common stock have no preemptive rights to acquire or subscribe to any of the additional shares of common stock. Issuance of additional common stock, directly or upon conversion of Preferred Stock or exercise of warrants or options, would have a dilutive effect on the voting power of the outstanding common stock. Depending upon the number of shares of common stock issued and the relationship thereof to the book value of the common stock, it is possible that the issuance of shares of common stock, either directly or upon conversion of any of the Preferred Stock, could have a dilutive effect on our shareholders’ equity. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including, but not limited to, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board of Directors from taking any appropriate actions not inconsistent with its fiduciary duties.

The amendment would amend the first paragraph of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

Article FOURTH: The total number of all classes of shares of stock which the Corporation shall have authority to issue is one hundred and eighty million (180,000,000) shares, consisting of ten million (10,000,000) shares of Preferred Stock with a par value of $.01 per share, and one hundred and seventy million (170,000,000) shares of Common Stock with a par value of $.01 per share.

The remaining text of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation will remain unchanged.

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, in the form attached as Appendix A to this Proxy Statement, with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 4: AMENDMENT TO 2009 STOCK INCENTIVE PLAN

The Delcath Board of Directors recommends that stockholders approve an amendment to the Company’s 2009 Stock Incentive Plan (the “2009 Plan”). The amendment increases the total number of shares of Delcath common stock that may be issued under the 2009 Plan by 2,300,000 shares from 4,200,000 to 6,500,000.

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Company’s long-term incentive program, which is intended to promote the interests of Delcath through grants of awards to employees, directors and consultants in order to: (i) attract and retain employees, directors and consultants; (ii) provide an additional incentive to each award holder to work to increase the value of Delcath’s stock; and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s stockholders.

We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2009 Plan from 4,200,000 shares to 6,500,000. In determining the amount of the increase contemplated by the proposed amendment to the 2009 Plan, the Board has taken into consideration the analysis conducted by PM&P which looked to manage annual share spend, total overhang levels and competitive market grant practices in an appropriate manner. Assuming the approval of the amendment, a 2,300,000 increase in the total number of shares of common stock available for issuance under the 2009 Plan results in a total overhang position of approximately (~17%) which is well below competitive market practices for pre-revenue and early-stage medical device/pharmaceutical companies. It will also allow Delcath to continue its conservative three-year average annual burn rate usage of 4.5% or less which is also well below ISS’ three-year average burn rate cap for similar companies in the Pharmaceutical & Biotechnology industry.

As of April 16, 2012, only 129,259 shares remained available for grant of future equity awards under the 2009 Plan.

The following summary describes material features of the 2009 Plan as amended. The summary is qualified in its entirety by the full text of the 2009 Plan, which is included as Appendix B to this Proxy Statement and reflects the proposal and the Board’s amendments.

Description of the 2009 Plan (as amended)

Purpose. The purpose of the 2009 Plan, as amended, is to enable the Company to attract and retain employees, directors, and consultants by providing them with an additional incentive to increase the value of Delcath stock and thereby strengthen the mutuality of interests between award holders and our stockholders.

Eligibility. Awards may be granted to current and prospective directors of the Company as well as current and prospective employees and consultants of the Company and its subsidiaries.

Administration. The 2009 Plan is administered by the Compensation and Stock Option Committee of the Board, consisting of non-employee directors (the “Committee”), except that the full Board administers the 2009 Plan as it relates to awards to non-employee directors. (References to the Committee in this description include the Board with respect to non-employee director awards.) The Committee is authorized by the 2009 Plan to establish rules and guidelines for the administration of the plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the plan and award documents; and make all determinations necessary for the administration of the plan. The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors.

Shares Available for Awards. Prior to the requested increase, the 2009 Plan authorizes 4,200,000 shares to be issued. If the stockholders approve the requested increase, 6,500,000 shares of Delcath common stock will be available for issuance under the 2009 Plan. In addition, any shares previously authorized for grant under the Company’s 2004 Stock Incentive Plan that remained available for grant on the effective date of the 2009 Plan (June 9, 2009) or that subsequently become available as a result of forfeitures will be rolled over in the 2009 Plan. If any shares covered by an award under the 2009 Plan are forfeited or an award is settled in cash or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the 2009 Plan. Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise of stock options will also become available for future awards under the 2009 Plan. With respect to the issuance of stock appreciation rights (“SARs”) that may be settled in shares of Delcath common stock, the number of shares available for future awards under the 2009 Plan will be reduced by the total number of shares of common stock as to which a SAR is granted. No individual may be granted any combination of stock options, SARs, restricted stock, restricted stock units (“RSUs”), or other stock-based awards with respect to more than 500,000 shares in any fiscal year. The 2009 Plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition.

Stock Options and Stock Appreciation Rights. The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years. Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant. Unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding stock options or SARs to reduce the option price or base price of such awards or to cancel or surrender outstanding stock options or SARs and grant substitute cash or other awards or stock options or SARs with a lower option price or base price than the cancelled awards. The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise. Prior to the requested increase, no more than 4,200,000 shares may be issued with respect to incentive stock options. If the stockholders approve the requested increase, the limit on shares available for issuance with respect to incentive stock options will be increased to 6,500,000.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives. The Committee may provide for payment of an RSU award upon vesting or at a later date. The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards. The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine, including a grant of fully vested shares.

Cash Awards. The Committee may grant cash awards that entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award. The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years. The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts. The maximum cash award that may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

Performance Awards. The Committee may designate any restricted stock, RSU, other stock-based awards, or cash awards under the 2009 Plan, as amended, as performance awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The grant or vesting of such performance awards will require the achievement of performance goals during performance periods, as specified by the

Committee in accordance with Section 162(m). Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;

(5)	Net operating profit (or reduction in operating loss);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;

(9)	Gross or operating margins;

(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);

(11)	Stock price (including, but not limited to, growth measures and total shareholder return);

(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);

(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);

(14)	Margins;

(15)	Operating efficiency;

(16)	Market share;

(17)	Customer satisfaction;

(18)	Employee satisfaction or retention;

(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);

(20)	Working capital targets;

(21)	Economic value added;

(22)	Market value added;

(23)	Debt to equity ratio;

(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;

(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;

(26)	Filing of the Company’s PMA application to the Food and Drug Administration;

(27)	Obtaining regulatory approvals, including of the Company’s PHP System in the United States or other countries;

(28)	Sale of the Company;

(29)	Consummating a specified equity based capital offering;

(30)	Reaching specified technology development objectives; and

(31)	Reaching specified employment time-points governed by an employment agreement.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control. The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws. A change in control is deemed to occur in very general terms upon (1) the acquisition of 50% or more of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s Board, (3) a merger in which the Company’s stockholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) stockholder approval of the liquidation of the Company.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, if the Committee determines that certain adjustments are required in order to prevent dilution or enlargement of benefits intended to be made available under the 2009 Plan, as amended, the Committee is required to make such adjustments. These adjustments include changing the number and class of shares available under the Plan; and changing the number and class of shares subject to outstanding awards and the price of shares subject to outstanding awards.

Amendment and Termination. The Board may amend the 2009 Plan from time to time. The Board will seek stockholder approval of material amendments to the 2009 Plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations. No award may be granted under the 2009 Plan after the tenth anniversary of stockholder approval of the 2009 Plan unless the 2009 Plan has been re-approved by the Company’s stockholders prior to such date. No performance award may be granted after the Company’s annual meeting held in 2014 unless the performance objectives and other 2009 Plan provisions that require approval under Section 162(m) of the Code have been re-approved by the Company’s stockholders prior to such date.

Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the 2009 Plan, as amended.

Stock options. No income is recognized by the award holder at the time of grant of a non-qualified stock option. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain. An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee (or within specified times thereafter). However the “spread” between the fair market value of the shares at the time of exercise and the exercise price may be subject to the alternative minimum tax. If the shares received upon exercise are held for the applicable holding period, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the applicable holding period, the optionee will recognize ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option exercise date over the exercise price or (ii) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Other awards. A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received. A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). A recipient of RSUs generally will recognize ordinary income equal to the amount of cash or the fair market value (on the delivery date) of the stock delivered in settlement of the award. A recipient of fully vested stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date. A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment. RSUs and certain other awards will be subject to the requirements applicable to nonqualified deferred compensation under Code Section 409A (the failure to comply with which would subject the recipient to an additional 20% tax and interest).

Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2009 Plan, as amended, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to each of certain executive officers, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Company intends that options and SARs granted under the 2009 Plan, as amended, will qualify as performance-based under Section 162(m). Other awards under the 2009 Plan, as amended, may, but need not, qualify depending on the terms of the particular award.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO INCREASE BY 2,300,000 SHARES THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2009 STOCK INCENTIVE PLAN.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young served as Delcath’s independent registered public accounting firm for the fiscal years ended December 31, 2011 and December 31, 2010. Although ratification by our stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in Delcath’s best interests and in the best interests of our stockholders. If our stockholders do not ratify the selection of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she (or they) so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS DELCATH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2012.

Fees Paid to Independent Registered Public Accounting Firms. The aggregate fees billed by Ernst & Young for services rendered as our independent registered public accounting firm during the fiscal years ended December 31, 2011 and 2010, respectively:

	Fiscal Year
	2011	2010
Audit Fees	$170,000	$165,081
Audit-Related Fees	91,995	35,000
Tax Fees	296,848	13,262

Total	$558,843	$213,343

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our annual reports on Forms 10-K; the review of the financial statements included in our Quarterly Reports on Forms 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees related to: our registration statement on Form S-3 for 2011; our registration statements on Forms S-3 and Form S-8 for 2010; and related prospectuses for offerings of shares of our common stock and costs of associated due diligence during 2011 and 2010.

Tax Fees. The fees during 2011 are related to Ernst & Young’s assistance in the creation of certain foreign subsidiaries and corporate restructuring of certain intangible assets. The fees during 2010 are related to Ernst & Young’s assistance in preparing our application for a grant under the “Qualifying Therapeutic Discover Project.”

Pre-approval Policies: Audit and Non-Audit Services. The Audit Committee pre-approves all audit services and the terms of such services and permissible non-audit services provided by Delcath’s independent registered public accounting firm, prior to its engagement for the provision of such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by Delcath’s independent registered public accounting firm; provided the Chair reports all such pre-approvals to the entire

Audit Committee at the next Committee meeting. In 2011, the Audit Committee reviewed and approved Ernst & Young’s involvement in the creation of certain foreign subsidiaries and corporate restructuring of certain intangible assets. There were no non-audit services provided to Delcath by our independent registered public accounting firms for 2010 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2011 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Laura A. Philips, Chair

Douglas G. Watson

Robert B. Ladd

Gabriel Leung

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Delcath’s equity securities. Based on a review of copies of reports furnished to Delcath or written representations that no reports were required, we believe that all reports were timely filed in 2010, except Mr. Watson who had one late Form 4 reporting a grant of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under Delcath’s equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	4,129,749	(1)	$5.09	1,246,004	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	4,129,749		$5.09	1,246,004

(1)	Includes 4,129,749 shares subject to outstanding stock options granted under the Company’s 2004 Stock Incentive Plan and 2009 Stock Incentive Plan.
(2)	These shares are available for issuance under the Company’s 2009 Stock Incentive Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2013 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2013 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2013 annual meeting is more than 30 calendar days before or after May 23, 2012, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

ANNUAL REPORT

A copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Graham G. Miao, Executive Vice President, Chief Financial Officer, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, (212) 489-2100.

By Order of the Board of Directors

New York, New York	Eamonn P. Hobbs
April 27, 2012	President and Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

A-1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF DELCATH SYSTEMS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Delcath Systems, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

The total number of all classes of shares of stock which the Corporation shall have authority to issue is one hundred and eighty million (180,000,000) shares, consisting of ten million (10,000,000) shares of Preferred Stock with a par value of $.01 per share, and one hundred and seventy million (170,000,000) shares of Common Stock with a par value of $.01 per share.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Delcath Systems, Inc. has caused this Certificate to be duly executed in its corporate name this [    ] day of [                    ], 2012.

DELCATH SYSTEMS, INC.

By:
Name: Title:

A-2

APPENDIX B

DELCATH SYSTEMS, INC.

2009 STOCK INCENTIVE PLAN, AS AMENDED

DELCATH SYSTEMS, INC.

2009 STOCK INCENTIVE PLAN

SECTION 1    Purpose

The purpose of this Delcath Systems, Inc. 2009 Stock Incentive Plan is to promote the interests of Delcath Systems, Inc. (the “Company”) and its Subsidiaries through grants of awards to employees, directors and consultants in order to (i) attract and retain employees, directors and consultants, (ii) provide an additional incentive to each award holder to work to increase the value of Delcath stock, and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s shareholders.

SECTION 2    Types of Awards

Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Other Stock-Based Awards, and Cash Awards.

Awards may be free-standing or granted in tandem. If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3    Definitions

“Beneficiary” means an award holder’s designated beneficiary or estate, as determined under Section 15.

“Board” means the Board of Directors of Delcath.

“Cash Award” means an award granted under Section 12 of the Plan.

“Delcath” or the “Company” means Delcath Systems, Inc., a Delaware corporation, and any successor to such corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) with respect to awards to Non-Employee Directors, the entire Board; and (ii) with respect to all other awards, a committee of the Board designated by the Board to administer this Plan and which shall consist of at least two members of the Board, or if no such committee is appointed, the entire Board.

“Consultant” means any individual, other than an Employee or Non-Employee Director, who is engaged by Delcath or a Subsidiary to render services, other than a person whose services are rendered in connection with capital-raising or promoting or maintaining a market for Delcath securities.

“Employee” means an employee of Delcath or of any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of the Stock means (i) if the Stock is readily tradable on an established securities market (within the meaning of Section 409A of the Code), the closing price for a share of Stock on such exchange or market as is determined by the Committee to be the primary market for the Stock on the date in question, or if the date in question is not a trading day on such market, the closing price on such exchange or market for the trading day immediately preceding the day in question, and (ii) otherwise, such other price as the Board determines is appropriate after taking into account the requirements of Section 409A of the Code.

“Incentive Stock Option” or “ISO” means a Stock Option granted under the Plan that both is designated as an ISO and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Option” or “NQSO” means a Stock Option granted under the Plan which either is designated as NQSO or does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Other Stock Based Award” means an award described in Section 11 of the Plan.

“Plan” means this Delcath Systems, Inc. 2009 Stock Incentive Plan, as amended from time to time.

“Performance Award” means an award granted under Section 9, 10, 11, or 12 of the Plan that meets the requirements of Section 13 of the Plan and is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Performance Objectives” means objective measures of performance for earning an award, which in the case of Performance Awards, shall be based on one or more of the criteria specified in Section 13.2.

“Restricted Stock” means an award described in Section 9 of the Plan.

“Restricted Stock Unit” or “RSU” means an award described in Section 10 of the Plan.

“Stock” means common stock of Delcath, par value one cent ($.01).

“Stock Appreciation Right” or “SAR” means an award described in Section 8 of the Plan.

“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which Delcath owns, directly or indirectly, 50% or more of the ownership interests.

SECTION 4    Administration

4.1 The Plan shall be administered by the Committee.

The Committee shall have the following authority and discretion with respect to awards under the Plan: to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(1) to determine whether and to what extent any award or combination of awards will be granted hereunder and whether they will be Performance Awards;

(2) to select the Employees, Non-Employee Directors, and Consultants to whom awards will be granted;

(3) to determine the number of shares of Stock to be covered by each award granted hereunder subject to the limitations contained herein;

(4) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such Performance Objectives, continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

(5) to determine the treatment of awards upon an award holder’s retirement, disability, death, termination for cause or other termination of employment or service;

(6) to determine whether amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested or otherwise credited to the award holder and paid at the date specified in the award, or (iii) that the award holder has no rights with respect to such dividends (in each case, subject to any restrictions imposed by Section 409A of the Code);

(7) to amend the terms of any award, prospectively or retroactively; provided however that (i) no amendment shall impair the rights of the award holder with respect to an outstanding award without his or her written consent; (ii) unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding Stock Options or SARs to reduce the option price or base price of such awards or to cancel or surrender outstanding Stock Options or SARs and grant substitute cash or other awards or Stock Options or SARs with a lower option price or base price than the cancelled awards; and (iii) the Committee shall consider the provisions of Section 409A of the Code prior to amending any award;

(8) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan;

(9) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A of the Code);

(10) to determine, pursuant to a formula or otherwise, the Fair Market Value of the Stock on a given date;

(11) subject to any restrictions imposed by Section 409A of the Code, to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

(12) to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws;

(13) to the extent permitted by law, to delegate to a committee of two or more officers of the Company the authority to grant awards to Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934; provided, however, that any such delegation shall be set forth in a resolution of the Committee that specifies the total number of shares as to which awards may be granted under such delegation and any other limitations as may be imposed by the Committee; and

(14) to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

4.2 All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders.

4.3 The Committee may act by a majority of its members at a meeting (present in person or by conference telephone), by unanimous written consent or by any other method of director action then permitted under the General Corporation Law of the State of Delaware.

SECTION 5    Stock Subject to Plan

5.1 The total number of shares of Stock that may be issued under the Plan shall be 6,500,000, plus any unused shares authorized for awards under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), in each case subject to adjustment as provided in Section 5.4. No more than 6,500,000 shares may be granted with respect to Incentive Stock Options (subject to adjustment as provided in Section 5.4). Shares issued under the Plan may consist of authorized but unissued shares or shares which have been issued and reacquired by the Company. The payment of any award in cash shall not count against this share limit, regardless of the original intent, structure or nature of such award.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Company may assume awards granted by such entity or grant Stock Options or other awards in substitution for awards granted by such entity or an affiliate thereof, and such assumed or substituted awards shall not count against the share limit under this Plan.

5.2 Subject to the terms of Section 5.1, to the extent a Stock Option or Stock Appreciation Right terminates without shares having been issued, or an award terminates without the holder having received shares in payment of the award, or shares awarded are forfeited (in each case including terminations and forfeitures of outstanding awards granted under the 2004 Plan), the shares subject to such award shall again be available for distribution in connection with future awards under this Plan. Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock that are withheld in order to satisfy federal, state or local tax withholding obligations with respect to any award, shall not count against the above limit, and shall again be available for grants under the Plan. With respect to the issuance of SARs that may be settled in shares of Stock, the total number of shares of Stock as to which the SAR is granted shall be counted against the Plan’s share limit.

5.3 No individual shall be granted Stock Options, SARs, Restricted Stock, RSUs, or Other Stock-Based Awards, or any combination thereof with respect to more than 500,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 5.4). The maximum Cash Award that may be paid to any individual in any fiscal year (measured at the end of the performance period or periods ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

5.4 In the event of a change in the outstanding stock of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of shares, other securities or other property, but not including regular cash dividends), extraordinary cash dividend, recapitalization, merger in which the stockholders of the Company immediately prior to the merger continue to own a majority of the voting securities of the successor entity immediately after the merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, or other similar corporate transaction or event, if the Committee shall determine in its sole discretion that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of shares of Stock available under the Plan (including for this purpose the number of shares of Stock available for issuance under the Plan) or in the number, class and/or price of shares of Stock subject to outstanding Stock Options and/or outstanding awards), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan. A participant holding an outstanding award has a legal right to an adjustment that preserves without enlarging the value of such award, with the terms and manner of such adjustment to be determined by the Committee.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board or the Committee may take such action as it in its discretion deems appropriate, subject to any limitations imposed by Section 409A of the Code, to (i) accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations or entities, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options and SARs shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options or SARs shall terminate.

No fractional shares shall be issued or delivered under the Plan. The Board or the Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

The Board’s or Committee’s determination as to which adjustments shall be made under this Section 5.4 and the extent thereof shall be final, binding and conclusive.

SECTION 6    Eligibility

Employees, Non-Employee Directors, and Consultants are eligible to be granted awards under the Plan. In addition, awards may be granted to prospective Employees, Non-Employee Directors, or Consultants but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or Subsidiary. Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent corporation or subsidiary of the Company (as those terms are defined in Section 424 of the Code). The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 7    Stock Options

7.1 The Stock Options awarded under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any Stock Option is either designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

7.2 Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(1) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Option. The date of grant of any Stock Option shall be the date of Committee approval of the Stock Option or a prospective date specified by the Committee, and for prospective Employees shall be no earlier than the first day of employment.

(2) Option Term. The term of each Stock Option shall be fixed by the Committee, but shall not exceed ten years.

(3) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

(4) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares. Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit attesting to ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted “cashless exercise” in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) application of shares subject to the Stock Option to satisfy the option price, (v) any other manner permitted by law, or (vi) any combination of the foregoing. Any shares used to pay the option price shall be valued at their Fair Market Value on the date of exercise.

(5) No Stockholder Rights. An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(6) Surrender Rights. Subject to the terms of Section 4.1(7), the Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

(7) Non-transferability. Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative. The Committee, in its sole discretion, may permit Stock Options to be transferred to such transferees and on such terms and conditions as may be determined by the Committee.

(8) Termination of Employment. Following the termination of an optionee’s employment or service with the Company or a Subsidiary, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons. The Committee may provide at the time of grant that, notwithstanding the option term fixed pursuant to Section 7.2(2), a Stock Option that is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death. The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

7.3 Notwithstanding the provisions of Section 7.2, Incentive Stock Options shall be subject to the following additional restrictions:

(1) No Incentive Stock Option shall have an option price that is less than 100% of the fair market value (as determined for purposes of Section 422 of the Code) of the Stock on the date of grant of the Incentive Stock Option. The date of grant of any Incentive Stock Option shall be the date of Committee approval of the Incentive Stock Option or a prospective date specified by the Committee, and for prospective employees shall be no earlier than the first day of employment.

(2) No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

(3) No Incentive Stock Option shall be awarded more than ten years after April 8, 2009, the date of Board approval of the Plan.

(4) No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of grant of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is granted.

(5) The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

(6) An optionee’s right to exercise an Incentive Stock Option shall be subject to the optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

(7) Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution, subject to such additional limitations as may be imposed by the Committee. During the optionee’s lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 7.2.

7.4 Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof. Such substitute Stock Options may be granted on such terms as the Committee deems appropriate to prevent dilution or enlargement of the benefits under the prior award, notwithstanding any limitations on Stock Options contained in other provisions of this Section 7, but after considering the provisions of Section 409A of the Code.

SECTION 8    Stock Appreciation Rights (SARs)

A Stock Appreciation Right shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, shares of Stock, or a combination thereof as determined by the Committee, equal in value to the excess of the Fair Market Value of a share of Stock on the date of exercise over an amount (the base price) specified by the Committee. Any such award shall be in such form and shall have such terms and conditions as the Committee may determine; provided, however, that no SAR shall have a base price below the Fair Market Value of the Stock on the date of grant or a term longer than ten years. The award shall specify the number of shares of Stock as to which the SAR is granted.

SECTION 9    Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(1) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2) Stock certificates representing the Restricted Stock awarded shall be registered in the award holder’s name (or the holder shall be recorded as the owner of the shares on the books of the Company), but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder (or that transfer restrictions be placed on the shares). Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or his or her Beneficiary in the event of death), (or the award holder (or his or her Beneficiary in the event of death) shall be duly recorded as the owner of the shares on the books of the Company), in each case free of all restrictions.

(3) The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock. Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock (or pursuant to adjustment under Section 5.4) shall be subject to the same restrictions as the Restricted Stock.

(4) Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock’s Fair Market Value on the date of forfeiture, if lower, shall be paid to the award holder.

(5) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).

SECTION 10    Restricted Stock Units (RSUs)

Subject to the following provisions, all awards of Restricted Stock Units shall be in such form and shall have such terms and conditions as the Committee may determine:

(1) The Restricted Stock Unit award shall specify the number of RSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred. The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2) Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(3) At the expiration of the Deferral Period, the award holder (or his or her Beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU award (or the shares shall be duly recorded as owned by such holder on the books of the Company), (ii) cash equal to the Fair Market Value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

(4) Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before the RSU has vested, his or her RSU award shall be forfeited.

(5) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code). In addition, the Committee shall not accelerate the payment of an RSU if such acceleration would violate Section 409A of the Code.

SECTION 11    Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which shall consist of any right that is not an award described in Sections 7, 8, 9 or 10 hereof and that is denominated or payable in Stock, or valued in whole or in part by reference to or otherwise based on or related to Stock (including, without limitation, securities convertible into Stock). The Committee shall determine the terms and conditions of any such award, subject to any limitations contained in the Plan.

SECTION 12    Cash Awards

12.1 The Committee may grant Cash Awards, which shall entitle the award holder to receive cash upon the satisfaction of the Performance Objectives and other terms and conditions set forth in the award. At the time of grant of a Cash Award, the Committee shall specify the applicable Performance Objectives and the performance period to which they apply, as well as the amount of the Cash Award to be paid upon satisfaction of the

Performance Objectives (which may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the Performance Objectives). The Committee may determine that a Cash Award shall be payable upon achievement of any one Performance Objective, or any one of several Performance Objectives, or that two or more of the Performance Objectives must be achieved as a condition to payment of a Cash Award.

12.2 The Committee shall specify at the time of grant of a Cash Award the date or dates such Cash Award, to the extent earned, shall be payable, and may require all or a portion of the Cash Award to be deferred and payable only upon satisfaction of continued employment or other specified conditions. The Committee may also permit all or a portion of a Cash Award to be deferred at the award holder’s election, subject to Section 409A of the Code. Deferred portions of a Cash Award may be credited with interest, deemed invested in Stock, or deemed invested in such other investments as the Committee may specify.

SECTION 13    Performance Awards

13.1 The Committee shall have the right to designate awards under Section 9, 10, 11 or 12 as Performance Awards, in which case the following provisions shall apply to such awards (in addition to the provisions under Section 9, 10, 11, or 12, as applicable).

13.2 The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a Subsidiary, business unit, business segment or business line, and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index that the Committee deems appropriate:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;

(5)	Net operating profit (or reduction in operating loss);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;

(9)	Gross or operating margins;

(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);

(11)	Stock price (including, but not limited to, growth measures and total shareholder return);

(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);

(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);

(14)	Margins;

(15)	Operating efficiency;

(16)	Market share;

(17)	Customer satisfaction;

(18)	Employee satisfaction or retention;

(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);

(20)	Working capital targets;

(21)	Economic value added;

(22)	Market value added;

(23)	Debt to equity ratio;

(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;

(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;

(26)	Filing of the Company’s PMA application to the Food and Drug Administration;

(27)	Obtaining regulatory approvals, including of the company’s PHP System in the United States or other countries;

(28)	Sale of the company;

(29)	Consummating a specified equity based capital offering;

(30)	Reaching specified technology development objectives; and

(31)	Reaching specified employment time-points governed by an employment agreement.

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that meets the requirements of Section 162(m).

13.3 The following additional requirements shall apply to Performance Awards:

(1) The Performance Objectives shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period, or (ii) the time 25% of such performance period has elapsed.

(2) The Performance Objectives shall be objective and the achievement of such Performance Objectives shall be substantially uncertain (within the meaning of Section 162(m) of the Code) at the time the Performance Objectives are established.

(3) The amount of the Performance Award payable upon each level of achievement of the Performance Objectives must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion.

(4) Prior to payment of any Performance Award, the Committee shall certify in writing, in a manner that satisfies the requirements of Section 162(m) of the Code, that the Performance Objectives have been satisfied.

SECTION 14    Tax Withholding

Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Subsidiaries), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award. Alternatively, the Committee may require that a portion of the shares of Stock or cash otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 15    Beneficiary of Award Holder

15.1 The Committee may provide the holder with the right to designate any person or persons as such person’s beneficiary or beneficiaries (both primary and contingent) to whom payment in respect of one or more of the award holder’s awards under this Plan shall be paid in the event of the award holder’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the award holder’s lifetime on a form provided by the Company. If an award holder is married, his or her designation of beneficiary or beneficiaries other than his/her spouse or his/her estate shall not be effective unless the beneficiary designation has been signed by the spouse and notarized.

15.2 If an award holder is not given the right to designate a beneficiary or fails to designate a beneficiary in accordance with the provisions of Section 15.1, or if all designated beneficiaries predecease the award holder, payment of the holder’s awards shall be made to the holder’s estate.

SECTION 16    Amendments and Termination

16.1 No award shall be granted under the Plan after June 8, 2019, the day preceding the tenth anniversary of the date of approval by the Company’s stockholders of the Plan, unless the Plan has been re-approved by the Company’s stockholders prior to such date.

No Performance Award shall be granted after the Company’s annual meeting held in 2014, unless the material terms of the performance goals (within the meaning of Section 162(m) of the Code) have been re-approved by the Company’s stockholders within the five years prior to such grant.

16.2 The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

16.3 The Committee may amend the terms of any award prospectively or retroactively, subject to the limitations set forth in Section 4.2(7) hereof.

16.4 Notwithstanding the foregoing provisions of this Section 16, the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines such amendment is necessary or appropriate to comply with Section 409A of the Code.

16.5 Notwithstanding any other provision of the Plan or of any award, in the event of a change in control event (as defined under Section 409A of the Code) the Committee shall have the right, in its sole discretion, to terminate the Plan and all outstanding awards (or, to the extent permitted under Section 409A of the Code, to terminate all awards subject to Section 409A of the Code) and distribute amounts payable under such awards immediately prior to or within 12 months after the occurrence of the change in control event.

SECTION 17    Change of Control

17.1 The Committee shall have the authority to determine the extent, if any, to which outstanding awards will become vested upon a Change of Control. In addition, to the extent permitted under Section 409A of the Code or with respect to awards that are not subject to Section 409A of the Code, the Committee shall have discretion to accelerate the payment date of awards in the event of a Change of Control.

17.2 A “Change of Control” means the happening of any of the following:

(1) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its Subsidiaries as determined immediately prior to that date and/or any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board;

(2) the date on which a majority of the members of the Board shall consist of persons other than Current Directors (which term shall mean any member of the Board on the date of adoption of the Plan and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board);

(3) consummation of a merger or consolidation of the Company with another corporation where (x) the stockholders of the Company immediately prior to the merger or consolidation would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors in the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s board of directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation;

(4) the sale or other disposition of all or substantially all of the assets of the Company; or

(5) the date of approval by the stockholders of the Company of the liquidation of the Company.

SECTION 18    Section 409A

18.1 All awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and of any award granted under the Plan shall be construed in a manner consistent therewith.

18.2 For purposes of Section 409A of the Code, the “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A of the Code.

18.3 Notwithstanding any provision of the Plan or any award to the contrary, any amounts payable under the Plan on account of termination of employment to an award holder who is a “specified employee” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the award holder’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the award holder’s termination of employment (or until the award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the award holder in a lump sum.

18.4 A termination of employment shall not be deemed to have occurred for purposes of any award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

SECTION 19    General Provisions

19.1 Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option or SAR shall be suspended, such award shall not be granted, and/or the shares subject to such award will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful. The application of this Section shall not extend the term of any Stock Option or other award. The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 19.1.

19.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including arrangements providing for the issuance of Stock. Nothing in the Plan nor any award hereunder shall confer upon any award holder any right to continued employment or service with the Company or a Subsidiary, or interfere in any way with the right of any such company to terminate such employment or service.

19.3 Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

19.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

19.5 Although the Company may endeavor to qualify an award for favorable tax treatment (e.g. incentive stock options under Section 422 of the Code) or to avoid adverse tax treatment (e.g. under Section 409A of the Code), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

19.6 Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Subsidiary and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan. To the extent that any award holder acquires a right to receive payments from the Company or any Subsidiary pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

19.7 All provisions under the Plan calling for the delivery of Stock certificates may be satisfied by recording the respective person as the owner of the shares on the books of the Company, if permitted by applicable law.

19.8 The Plan and all awards hereunder shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles. Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within New York County, New York State, U.S.A. Any award granted under the Plan is granted on condition that the award holder accepts such venue and submits to the personal jurisdiction of any such court. Similarly, the Company accepts such venue and submits to such jurisdiction.

19.9 This Plan shall be effective upon approval by the Company’s stockholders at the 2009 annual meeting of stockholders of the Company.

MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

May 23, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at -https://materials.proxyvote.com/24661P

Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20333003030000000000 4 052312

PROPOSALS-The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Proposal 1. Election of three Class III directors to hold office until the Company’s 2015 annual meeting of stockholders.FOR THE NOMINEES

FOR WITHHOLD THE NOMINEES AUTHORITY

(See FOR ALL instruction EXCEPT below)

NOMINEES:

O Laura A. Philips O Roger G. Stoll

O Gabriel Leung

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.

FOR

AGAINST

ABSTAIN

Proposal 2. Non-binding, advisory vote on the compensation of the Company’s named executive officers.

Proposal 3. Adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 80,000,000 shares to 180,000,000 shares in order to increase the number of authorized shares of common stock, par value $0.01 per share, from 70,000,000 shares to 170,000,000 shares.

Proposal 4. Adoption of an amendment to our 2009 Stock Incentive Plan to increase the total number of shares of our common stock reserved for issuance under the plan by 2,300,000 shares, from 4,200,000 to 6,500,000 shares of our common stock.

Proposal 5. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5, and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

0

DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Eamonn P. Hobbs and Graham G. Miao, and each of them, as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York, on May 23, 2012 at 10:00 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

14475